Exhibit 2.6

Execution Version

STOCK PURCHASE AGREEMENT

Dated as of December 30, 2004

among

TELLABS, INC.,

THE STOCKHOLDERS

AND

THE OPTIONHOLDERS

STOCK PURCHASE AGREEMENT

i

Annexes

Annex A	Shares
Annex B	Options

Exhibits

Exhibit A	Buyer Shares
Exhibit B	Opinion of Counsel for the Company and Special Counsel to Asghar Mostafa
Exhibit C	Release and Waiver
Exhibit D	Escrow Agreement
Exhibit E	Share Escrow Agreement and Power of Attorney
Exhibit F	Option Escrow Agreement and Power of Attorney
Exhibit G	Guarantee of Asghar Mostafa
Exhibit H	Proprietary Information and Inventions Agreement
Exhibit I	Bank Payoff Letter
Exhibit J	Note Payoff Letter

STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of December 30, 2004, among Tellabs, Inc., a Delaware corporation (“Buyer”), on the one hand, and the Sellers (as hereinafter defined), on the other hand.

W I T N E S S E T H :

          WHEREAS, each of the parties set forth on Annex A hereto (collectively, the “Stockholders” and each, a “Stockholder”) is the record and beneficial owner of (i) the number of issued and outstanding shares of Class A Common Stock, $0.01 par value (the “Class A Shares”), of Vinci Systems, Inc., a Delaware corporation (the “Company”), and (ii) the number of issued and outstanding shares of Class B Common Stock, $0.01 par value (the “Class B Shares”), of the Company, in each case set forth opposite such Stockholder’s name on Annex A hereto (the Class A Shares and the Class B Shares being referred to collectively herein as the “Shares” and each as a “Share”);

          WHEREAS, the Shares owned by the Stockholders constitute all of the issued and outstanding shares of capital stock of the Company, which is engaged in the business of developing, manufacturing and distributing software and hardware used in the telecommunications industry (the “Business”);

          WHEREAS, each of the parties set forth on Annex B hereto (collectively, the “Optionholders” and each, an “Optionholder”) is the record and beneficial owner of the options (collectively, the “Options” and each, an “Option”) to purchase the number of Class B Shares set forth opposite such Optionholder’s name on Annex B;

          WHEREAS, the Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of such issued and outstanding Shares, all on the terms and subject to the conditions set forth herein;

          WHEREAS, the Stockholders and the Optionholders (collectively, the “Sellers”) and Buyer desire to provide for the cancellation and termination of all of the Options;

          WHEREAS, Asghar Mostafa owns all the limited liability company interests in Mostafa Group LLC, the principal stockholder of the Company; and

          WHEREAS, in order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Asghar Mostafa hereby is agreeing to be bound by Section 4.1 and Article VII, and has delivered a personal guaranty in connection herewith.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the Company, each of the Sellers and Buyer as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES AND CANCELLATION OF OPTIONS

          Section 1.1 Purchase and Sale of Shares and Cancellation of Options. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (i) the Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from the Sellers, free and clear of all Encumbrances, an aggregate of 6,200,000 Class A Shares and an aggregate of 1,945,000 Class B Shares, in each case owned beneficially and of record by the Sellers, which shares constitute, and will constitute as of the Closing Date, all of the issued and outstanding shares of capital stock of the Company; and (ii) all Options shall be automatically canceled and terminated without further action by any party, which Options constitute, and will constitute as of the Closing Date, all of the issued and outstanding options for shares of the Company’s capital stock.

          Section 1.2 Closing Date. The purchase and sale of the Shares and the cancellation and termination of Options (the “Closing”) shall take place simultaneously with the execution and delivery hereof at 10:00 A.M., local time, on December 30, 2004, at the offices of Sidley Austin Brown & Wood LLP, 1501 K Street, N.W., Washington, D.C., or at such other place or at such other time as shall be agreed upon by Buyer and the Seller Representative (such date and time being hereinafter called the “Closing Date”).

          Section 1.3 Purchase Price.

          (a) The total purchase price for the Shares and the cancellation and termination of the Options (the “Purchase Price”) shall be equal to the following and shall be payable as and only to the extent provided in this Agreement and subject to the terms hereof, including the terms of Sections 1.4 and 1.5:

     (i) Twenty Five Million Dollars ($25,000,000) minus all Defined Liabilities (the “First Cash Payment”); plus

     (ii) 1,443,418 shares of Buyer Common Stock (the “Buyer Shares”), reduced for any fractional shares pursuant to Section 1.5 (the “Stock Payment”); plus

     (iii) Three Million Dollars ($3,000,000) (the “Second Cash Payment”); plus

     (iv) Six Million Dollars ($6,000,000) (the “Third Cash Payment”); plus

     (v) Four Million Dollars ($4,000,000) (the “Fourth Cash Payment”); plus

     (vi) Two Million Dollars ($2,000,000) (the “Fifth Cash Payment” and together with the First Cash Payment, the Second Cash Payment, the Third Cash Payment and the Fourth Cash Payment, the “Cash Payments” and each a “Cash Payment”). The Cash Payments excluding the First Cash Payment are hereinafter referred to as the “Subsequent Cash Payments.”

     (b) The Purchase Price shall be allocated among the Sellers as follows:

     (i) For each Share, the Per Share Cash Price plus the Per Share Stock Price; and

     (ii) For each Share subject to purchase under each Option canceled, terminated and relinquished hereby, (x) the Per Share Cash Price minus the exercise price per Share under such Option set forth on Annex B hereto, plus (y) the Per Share Stock Price.

     (c) As used herein, the following terms have the following meanings:

          “Base Share Cash Price” means the amounts resulting from dividing the Cash Payments by 9,060,000, the aggregate of the issued and outstanding Shares after the exercise of all Options.

          “Defined Liabilities” means all debt for borrowed money of the Company, (including principal and interest and any notes issued by the Company to Asghar Mostafa or any of his Affiliates (including Mostafa Venture Fund I, LLC)) and all amounts owing in respect of deferred compensation. Payments to be made by the Company after Closing to UBS Securities LLC pursuant to that certain letter agreement dated September 3, 2003 between the Company and UBS Securities LLC shall not be deemed Defined Liabilities.

          “Exercise Factor” means the amount resulting from dividing the aggregate exercise price of all Options, as set forth in Annex B, respectively, by 9,060,000.

          “Per Share Cash Price” means the Base Share Cash Price plus the Exercise Factor.

          “Per Share Stock Price” means the number of Buyer Shares resulting from dividing the Stock Payment by 9,060,000, the aggregate of the issued and outstanding Shares after the exercise of all Options.

          Section 1.4 Payment of the Purchase Price.

     (a) At Closing Buyer shall pay the First Cash Payment as follows:

     (i) Buyer shall pay the Sellers an amount equal to the First Cash Payment minus the Cash Escrow Amount (as defined below) by wire transfer of immediately available funds to the account specified by written instructions from the Seller Representative at least 5 days before the Closing Date (the “Payment Account”); and

     (ii) Buyer shall deposit with the Escrow Agent an amount equal to ten percent (10%) of the First Cash Payment (the “Cash Escrow Amount”), as set forth in Section 1.8.

          (b) At Closing Buyer shall pay the Stock Payment, reduced for any fractional shares in accordance with Section 1.5 hereof, by delivering to the Escrow Agent the Stock Payment, as set forth in Section 1.8, to be held in escrow and released in accordance with the

Escrow Agreement; provided that,

     (i) if at any time prior to June 30, 2006, (i) any Seller (other than Asghar Mostafa) ceases to be employed by the Company as a result of (x) a Voluntary Departure from the Company or (y) a termination for Cause by the Company, the portion of the Share Escrow Fund (as defined in the Escrow Agreement) credited to the subaccount of such Seller under the Escrow Agreement (including all Escrow Shares (as defined in the Escrow Agreement) and any cash resulting from the sale of any any Escrow Shares and any dividends and distributions in respect of such Escrow Shares, whether in cash, additional Buyer Shares or other property, received by the Escrow Agent, in each case credited to such subaccount) shall be forfeited by such Seller and shall immediately be returned to Buyer by the Escrow Agent.

     (ii) if at any time prior to June 30, 2006, (i) Asghar Mostafa ceases to be employed by the Company as a result of (x) a Voluntary Departure from the Company or (y) a termination for Cause by the Company, the entire Share Escrow Fund (including all Escrow Shares and any cash resulting from the sale of any Escrow Shares and any dividends and distributions in respect of all Escrow Shares, whether in cash, additional Buyer Shares or other property, received by the Escrow Agent) shall be forfeited by all the Sellers and shall immediately be returned to Buyer by the Escrow Agent.

     (iii) if at any time prior to June 30, 2006, (i) any two of Joseph Kralowetz, Douglas Ortega or Michael Giovannoni cease to be employed by the Company as a result of (x) a Voluntary Departure from the Company or (y) a termination for Cause by the Company the entire Share Escrow Fund (including all Escrow Shares and any cash resulting from the sale of any Escrow Shares and any dividends and distributions in respect of all Escrow Shares, whether in cash, additional Buyer Shares or other property, received by the Escrow Agent) shall be forfeited by all the Sellers and shall immediately be returned to Buyer by the Escrow Agent.

     (iv) if at any time prior to June 30, 2006, (i) more than 50% of the employees of the Company immediately prior to the Closing Date cease to be employed by the Company as a result of (x) a Voluntary Departure from the Company or (y) a termination for Cause by the Company, the entire Share Escrow Fund (including any and all Escrow Shares and cash resulting from the sale of any Escrow Shares and dividends and distributions in respect of all Escrow Shares, whether in cash, additional Buyer Shares or other property, received by the Escrow Agent) shall be forfeited by all the Sellers and shall immediately be returned to Buyer by the Escrow Agent.

     (v) The occurrence of the events giving rise to a forfeiture pursuant to clause (i) immediately above is referred to in this Agreement as an “Individual Forfeiture Event” and the occurrence of any of the events giving rise to any forfeiture pursuant to clauses (ii), (iii) or (iv) immediately above is referred to in this Agreement as a “Total Forfeiture Event.”

     The Purchase Price shall be deemed reduced by the value of the Escrow Shares and the amount of cash resulting from the sale of any Escrow Shares, in each case to the extent forfeited pursuant hereto. The obligation of Buyer to make any Stock Payment pursuant to this Agreement shall not be affected by the death of any Seller.

          (c) Buyer shall pay the Sellers the Second Cash Payment by wire transfer of immediately available funds to the Payment Account no later than 10 days after the following is satisfied:

     (i) No later than February 28, 2005, the Company achieves a bill of materials (which bill of materials shall include manufacturing costs and a power solution that Verizon accepts as designed per the Buyer Product Specification Documents (PSD) for the 611 ONT (as defined below), R10.1, and ONT Power Specification) (the “BOM Expenses”) of $281 with respect to the 611 ONT (assuming production of 500,000 units) and Buyer is able to independently verify such BOM Expenses through its own supply chain. This target of $281 assumes that the Company will (x) use a Luminent triplexer with a cost of $55 and (y) have a conversion cost of $30 using Breconridge as a contract manufacturer. In the event that Buyer directs the Company to use an alternate triplexer or a different contract manufacturer, the $281 target will be adjusted to reflect any increase in cost dollar-for-dollar to the Company provided that the Company substantiates that it would have received the above $55 and $30 costs, respectively but for Buyer’s direction to the Company to use an alternative triplexer or a different contract manufacturer.

          (d) Buyer shall pay the Sellers the Third Cash Payment by wire transfer of immediately available funds to the Payment Account no later than 10 days after all of the following conditions are satisfied:

     (i) In the case of the Company’s 611 ONT SFH, including both its hardware and software components (the “611 ONT”):

          (A) No later than February 28, 2005, the 611 ONT is released to Buyer with (i) no critical issues and (ii) no major issues without acceptable workarounds, for validation in accordance with the current plan set forth in Schedule 1.4(c)(i); provided, that if Buyer does not release to the Company Release 9.2 1G, with full functionality as it relates to ONT function and interoperability, prior to January 31, 2005, such February 28, 2005 date and all subsequent dates provided for below in this clause (i) shall be extended by a period equal to the period between February 1, 2005 and the date the Buyer delivered to the Company said deliverable;

          (B) No later than April 15, 2005, the 611 ONT is delivered to the Verizon laboratory with (i) no critical issues and (ii) no major issues without acceptable workarounds for testing; provided, that if Buyer does not release to the Company Buyer’s OLT Release 9.2 1G by January 31, 2005 with full functionality as it relates to ONT function and interoperability such April 15, 2005 date and all subsequent dates provided for below in this clause (i) shall be extended by a period equal to the period between aforementioned Buyer deliverable dates and the date the Buyer delivered to the Company such functional OLT Release 9.2 1G;

          (C) No later than May 31, 2005, the Company has made all deliveries and taken all actions to cause the Verizon laboratory to formally approve the 611 ONT for use by Verizon; provided that in the event Verizon has not accepted Buyer’s OLT Release 9.2 1G by April 15, 2005, such May 31, 2005 date and all subsequent dates provided for below in this clause (i) shall be extended by a period equal to the period between April 16, 2005 and the date the Buyer’s OLT Release 9.2 1G has been accepted into the laboratory by Verizon; and

          (D) No later than June 30, 2005, as such date may be extended as set forth in this Section 1.4 , the Company demonstrates remotely from its laboratory to a remote Nortel 5200 or equivalent platform each of the following: (i) the 611 ONT’s hardware is able to support SIP based services; (ii) the 611 ONT is able to initiate and receive calls and implement supplementary services (such as call waiting) on all lines simultaneously; and (iii) the 611 ONT supports multiple analog lines and invokes the supplementary services through the use of hook-flash and digit events.

          (e) Buyer shall pay the Sellers the Fourth Cash Payment by wire transfer of immediately available funds to the Payment Account no later than 10 days after the following is satisfied:

     (i) No later than February 15, 2006, (y) the 612 ONT SFH shall be released for production and (z) the Company achieves a bill of materials with respect to the 612 ONT SFH having BOM Expenses of $210 (assuming production of 500,000 units) and Buyer is able to independently verify such BOM Expenses through its own supply chain. The 612 ONT shall have substantially the same functionality as the 611 ONT with all critical and major issues fixed as agreed to by the Buyer and the Company shall have implemented MoCA functionality, as defined by Verizon, on the 612 ONT if the Buyer determines that MoCA functionality is needed for Verizon. If MoCA functionality is added to the 612 ONT pursuant to Buyer’s request and the components needed for MoCA functionality are not available to the Company by September 30, 2005, then the February 15, 2006 date set forth above shall be extended by a period equal to the period between October 1, 2005 and the date of availability of components to the Company; and BOM Expenses may increase beyond the $210 target by the amount equal to the cost of those modifications and components needed solely for MoCA functionality if requested by Buyer.

          (f) Buyer shall pay the Sellers the Fifth Cash Payment by wire transfer of immediately available funds to the Payment Account no later than February 15, 2006 if the Company’s expenses other than for general and administrative expenses determined in accordance with Buyer’s practice (including for product development as contemplated hereby and to comply with the Company Agreements), do not exceed the $8.0 million in 2005 as set forth in Schedule 1.4(f).

Notwithstanding the foregoing, if any performance by the Company is delayed due to the action or failure to act by Verizon (unless such action or failure to act by Verizon is related to the 611 ONT or the 612 ONT in which case this provision shall have no effect as to such delay) (the

“Verizon Delay”), then any and all subsequent dates provided for above in items (A), (B) or (C) of clause (d)(i) above shall be extended by a period equal to the period of the Verizon Delay.

If any of the foregoing conditions for making a Subsequent Cash Payment is not satisfied by the date specified herein for such condition to be satisfied, as such date maybe extended in accordance with such foregoing conditions, the Sellers will cease to be entitled to such Subsequent Cash Payment and the Purchase Price will be reduced by such amount. The conditions for making the Subsequent Cash Payments are referred to in this Agreement as the “Performance Conditions” and the period for such performance provided for in this Section 1.4 is referred to in this Agreement as the “Performance Period.”

          Section 1.5 No Fractional Securities. No certificates or scrip representing fractional shares of Buyer Shares shall be issued as part of the Stock Payment. The number of Buyer Shares to be deposited at Closing by Buyer with the Escrow Agent is the aggregate of the number of Buyer Shares set forth opposite each Seller’s name on Exhibit A, which numbers have been rounded down to eliminate any fractional shares a Seller would have received hereunder otherwise.

          Section 1.6 Buyer’s Additional Deliveries. At Closing, Buyer shall deliver to the Sellers all of the following:

          (a) Copies of Buyer’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the By-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the contemplated transactions; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

          (d) the Escrow Agreement duly executed by Buyer; and

          (e) Evidence, in form and substance satisfactory to the Seller Representative, that all Defined Liabilities have been paid in full;

          Section 1.7 Sellers’ Deliveries. At Closing the Sellers shall deliver to Buyer all the following:

          (a) Copies of the Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) Certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) Certificate of the secretary or an assistant secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of the Company since a specified date; and (ii) the By-laws of the Company;

          (d) A certificate or certificates for the Shares held by each Stockholder, duly endorsed by such Stockholder in blank or accompanied by stock powers duly executed by such Stockholder in blank, in each case, in form satisfactory to Buyer;

          (e) The agreements evidencing the Options;

          (f) Opinion of counsel for the Company and special counsel to Asghar Mostafa (individually and in his capacity as the Seller Representative) and Mostafa Group LLC, substantially in the form contained in Exhibit B;

          (g) Signed resignations, effective as of the Closing, of each of the officers and directors of the Company and any consultants of the Company specified by Buyer prior to the Closing;

          (h) A release and waiver, substantially in the form of Exhibit C, of any claim the Sellers or Asghar Mostafa (in his personal capacity and in his capacity as the Seller Representative) may have against the Company in respect of periods prior to the Closing;

          (i) All consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

          (j) The Escrow Agreement duly executed by the Sellers and the Seller Representative;

          (k) A statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, and Buyer shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treasury Regulation Section 1.1445-4. In addition, the Company shall have delivered to Buyer on the Closing Date the notification to the IRS (as hereinafter defined), in accordance with the requirements pursuant to Treasury Regulation Section 1.897-(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company. The Company acknowledges that Buyer may cause the Company to file such notification with the IRS (as hereinafter defined) on or after the Closing Date;

          (l) [Intentionally Omitted];

          (m) A Proprietary Information and Inventions Agreement duly executed by each of the Sellers;

          (n) Complete and signed IRS Form W-8 or W-9, whichever is appropriate, from each of the Sellers;

          (o) Guarantee duly executed by Asghar Mostafa;

          (p) Duly executed Bank Payoff Letter;

          (q) Duly executed Note Payoff Letter; and

          (r) Resignations of each of the directors and officers of the Company sepcified by Buyer.

          Section 1.8 Indemnity and Stock Escrows.

          (a) On or prior to the Closing Date, the Sellers, the Seller Representative, Buyer and Computershare Trust Company, Inc., a Colorado trust company, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, substantially in the form of Exhibit D (the “Escrow Agreement”), providing for the establishment of an escrow account (the “Escrow Account”) with the Escrow Agent (i) in the case of the Cash Escrow Amount, to secure the obligations of the Sellers to Buyer (and any Buyer Group Members) pursuant to Article V (it being understood, for the avoidance of doubt, that claims arising under Section 4.2 (relating to Taxes) shall be deemed to arise under Article V) and (ii) in the case of the Stock Payment, to hold such payment subject to forfeiture by the Sellers as provided in Section 1.4(b) and Article VI.

          (b) At the Closing, Buyer shall deposit in the Escrow Account so established the Cash Escrow Amount together with the Stock Payment to be held and subsequently disbursed in accordance with the terms, conditions and provisions of the Escrow Agreement. All dividends and distributions in respect of the Stock Payment, whether in cash, additional Buyer Shares or other property and any proceeds from the sale of any Escrow Shares, received by the Escrow Agent shall be held by the Escrow Agent as part of the Escrow Account and not distributed to the Seller except in accordance with the Escrow Agreement. The right of any Seller to receive any funds from the Cash Escrow Fund (as defined in the Escrow Agreement) shall be conditioned upon such funds not being otherwise distributed in accordance with the Escrow Agreement to indemnify or reimburse any Buyer Group Member for Losses or Expenses in accordance with Article V or to pay or reimburse the Escrow Agent for any fees and expenses that are to be deducted from the escrowed funds in accordance with the Escrow Agreement. The right of any Seller to receive any shares or funds from the Share Escrow Fund (as defined in the Escrow Agreement) shall be conditioned upon such shares or funds not being otherwise forfeited as provided in Section 1.4(b) and Article VI or used to pay or reimburse the Escrow Agent for any fees and expenses that are to be deducted from the escrowed funds in accordance with the Escrow Agreement. The fees and expenses of the Escrow Agent are to be borne one-half by Buyer and one-half by the Sellers.

          (c) Upon termination of the Escrow Agreement, any funds or shares remaining in the Escrow Account (after making adequate provision for any distributions to any Buyer Group Member, the Escrow Agent or the Seller Representative, as contemplated above) shall be distributed to the Seller Representative as provided in the Escrow Agreement.

          Section 1.9 Further Assurances. The Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be required or desirable to more effectively (i) convey, transfer, assign, deliver, assure and confirm to Buyer the Shares to be sold and transferred to Buyer hereunder, and for reducing to the possession of Buyer such shares or to the possession of the Company any of the Company’s assets or properties not in its possession at the Closing Date; and (ii) cancel and terminate the Options.

          Section 1.10 Escrow and Power of Attorney.

          (a) Simultaneously with the execution and delivery hereof, each Stockholder executed and delivered the Share Escrow Agreement and Power of Attorney in the form of Exhibit E hereto dated as of the date hereof (herein called, with respect to any such Stockholder, its “Share Escrow Agreement and Power of Attorney”), in each case with all appropriate blanks on the Designated Stockholder’s signature page thereof being completed, as the Designated Stockholder referred to therein, and, in connection therewith, delivered to Asghar Mostafa, as the Seller Representative thereunder, (i) this Agreement as duly executed by such Stockholder; (ii) certificates representing the number and type of Shares to be sold by such Stockholder hereunder; and (iii) the other agreements, instruments or documents referred to therein being delivered by such Stockholder to such Seller Representative.

          (b) Simultaneously with the execution and delivery hereof, each Optionholder executed and delivered the Option Escrow Agreement and Power of Attorney in the form of Exhibit F hereto (herein called, with respect to any Optionholder, its “Option Escrow Agreement and Power of Attorney”) with all appropriate blanks on the Designated Optionholder’s signature page thereof being completed, as the Designated Optionholder referred to therein, and, in connection therewith, delivered to Asghar Mostafa, as the Seller Representative thereunder, (i) this Agreement as duly executed by such Optionholder; and (ii) the other agreements, instruments or documents referred to therein being delivered by such Optionholder to such Seller Representative.

          Section 1.11 Withholding. From the amount to be paid to each Seller under Section 1.3 or the Escrow Agreement, there shall be deducted, withheld, reported and paid over to the IRS (as hereinafter defined) or other applicable governmental authority any Taxes imposed under applicable provisions of law.

          Section 1.12 Agreed Tax Treatment. The parties hereto agree that (i) the Per Share Cash Price plus the Per Share Stock Price delivered in respect of each Share pursuant to this Article I (as adjusted to take into account any Individual Forfeiture Event or Total Forfeiture Event) shall be treated for all Tax purposes as consideration paid for such Share (except to the extent properly treated as imputed interest for such purposes) and (ii) the Per Share Cash Price (minus the applicable exercise price) plus the Per Share Stock Price delivered in cancellation of each Option pursuant to this Article I (as adjusted to take into account any Individual Forfeiture Event or Total Forfeiture Event) shall be treated for all Tax purposes as compensation income paid to the holder of the Option being cancelled, in all cases subject to Section 5.11.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers, jointly and severally, represent and warrant to Buyer as follows:

          Section 2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company has no Subsidiaries. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company has delivered to Buyer true and complete copies of the Company’s Certificates of Incorporation and By-laws, as in effect on the date hereof, minute books and stock transfer records. All the officers and directors of the Company since December 31, 2003 are Sellers.

          Section 2.2 Subsidiaries and Investments. The Company does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity, (b) otherwise control any such corporation, partnership, joint venture or other entity or (c) have any obligation to make any capital contribution to, or otherwise provide assets or cash to any such corporation, partnership, joint venture or other entity. Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company, free and clear of all Encumbrances.

          Section 2.3 Capital Stock of the Company. The authorized capital stock of the Company consists of (i) 7,000,000 Class A Shares, of which 6,200,000 shares are duly and validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record by the Stockholders listed on Annex A hereto as owning the same in the respective amounts indicated thereon; and (ii) 3,000,000 Class B Shares, of which (x) 1,945,000 shares are duly and validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record by the Stockholders listed on Annex A hereto as owning the same in the respective amounts indicated thereon and, (y) 915,000 Class B Shares are unissued but reserved for issuance upon the exercise of the Options held of record by the Optionholders as listed on Annex B hereto. None of such issued and outstanding shares or Options has been issued in violation of, or is subject to, any preemptive or subscription rights.

          Section 2.4 Title to Stock.

          (a) Each of the Stockholders is the sole lawful and beneficial owner of the Shares to be sold and delivered by such Seller to Buyer pursuant to this Agreement, free and clear of all Encumbrances, and the delivery of such shares to Buyer pursuant to this Agreement will transfer and convey good and marketable title thereto to Buyer, free and clear of all Encumbrances. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments, plans or understandings of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of capital stock or other securities of the Company (including without limitation the Options). All voting rights in the Company are vested exclusively in the Class A Shares. Each Stockholder is a resident of (or, in the case of each Stockholder which is not an individual, its principal office is located in) the state or country indicated below its name on Annex A hereto, and such Stockholder’s residence (or, in such case, business address) is set forth below the Stockholder’s name on Annex A hereto.

          (b) The aggregate number of Options outstanding, the number of Options held by each Optionholder and the exercise price and period thereof is as set forth on Annex B, all of which Options are duly and validly issued and outstanding, owned beneficially and of record solely by the Optionholders as set forth in Annex B, free and clear of all Encumbrances. Effective on the Closing Date, the Options shall be duly and validly canceled and terminated and the Optionholders will not have any further rights thereunder, whether to purchase shares of capital stock of the Company or otherwise. The Optionholders will not exercise any Option prior to the Closing Date. The Options were issued pursuant to the Company’s 2003 Nonqualified Stock Option Plan (the “Stock Option Plan”). A true and complete copy of the Options and the Stock Option Plan has been delivered to Buyer. Each Optionholder is a resident of (or, in the case of each Optionholder which is not an individual, its principal office is located in) the state or country indicated below its name on Annex B hereto, and such Optionholder’s residence (or, in such case, business address) is set forth below the Optionholder’s name on Annex B hereto.

          (c) Neither the Company nor any of the Sellers has assigned any right of first refusal with respect to, or right to repurchase any, shares of the capital stock of the Company or, the Options (or any shares issuable upon the exercise thereof).

          Section 2.5 Authority of Sellers.

          (a) In the case of each Seller which is not a natural person, as indicated on Annex A hereto, such Seller is a duly and validly organized and existing corporation, partnership, limited liability company or other entity, as the case may be. Each of the Sellers has the full legal right, power, capacity and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by the such Seller to Buyer pursuant hereto (collectively, such agreements and instruments of the Sellers being the “Seller Ancillary Agreements”) to consummate the transactions contemplated hereby and thereby (including the sale, transfer and delivery of such Sellers’ Shares to Buyer as herein provided and cancellation and termination of the Options ) and to comply with the terms, conditions and provisions hereof and thereof.

          (b) The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by the Sellers have been duly authorized and approved by all necessary corporate, partnership or other action on the part of the Sellers, as the case may be, and do not require any further authorization or consent of the Company, the Sellers or any other person.

This Agreement constitutes and each Seller Ancillary Agreement, when duly executed and delivered by the Sellers and the other parties thereto, will constitute the legal, valid and binding agreement of the Sellers party thereto (and, in the case of the Share Escrow Agreement and Power of Attorney and the Option Escrow Agreement and Power of Attorney, a legal, valid and binding agreement and power of attorney) enforceable in accordance with their respective terms. Upon the execution and delivery by the Seller Representative (as hereinafter defined) of the Escrow Agreement, the Escrow Agreement will constitute the valid and binding obligation of the Seller Representative, enforceable against the Seller Representative, in accordance with its terms. The Seller Representative has the requisite power and authority to enter into the Escrow Agreement and to fulfill the terms thereof contemplated thereby.

          (c) Except as set forth in Schedule 2.5(c), none of the execution and delivery of this Agreement or of any of the Seller Ancillary Agreements, the consummation by the Sellers of any of the transactions contemplated hereby or thereby, and compliance by the Sellers with or fulfillment by the Sellers of the terms, conditions and provisions hereof or thereof will:

     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of the Sellers or of the Company under, the Certificate of Incorporation or By-laws of the Company, any note, instrument, agreement, mortgage, lease, license, franchise, Company Permit or judgment, order, award or decree to which any of the Sellers or the Company is a party or any of the assets or properties of any of the Sellers or the Company is subject or by which any of the Sellers or the Company is bound, or any statute, other law or regulatory provision affecting the Sellers or the Company or any of their respective assets or properties; or

     (ii) require the approval, consent, authorization or act of, or the making by any of the Sellers or the Company of any declaration, filing or registration with, any third party or any Governmental Body.

          Section 2.6 Financial Statements. Schedule 2.6 contains (i) the unaudited balance sheet (the “Balance Sheet”) of the Company as of December 31, 2003 (the “Balance Sheet Date”) and the related statements of income, stockholders’ equity and cash flows for the year ended December 31, 2003 (the “Annual Financial Statements”), and (ii) the unaudited balance sheet of the Company as of November 30, 2004 and the related statements of income, stockholders’ equity and cash flows for the eleven months then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the financial position of the Company at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated (subject to any customary year-end adjustments which will not in the aggregate be material).

          Section 2.7 No Dividends; Absence of Certain Changes or Events.

          (a) The Company has never declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders (and no record date with respect to any of the foregoing has occurred) or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity.

          (b) Since the Balance Sheet Date there has been:

     (i) no Material Adverse Change with respect to the Company; or

     (ii) no damage, destruction, loss or claim made or filed against the Company (whether or not covered by insurance) or condemnation or other taking which adversely affects the results of operations, assets, properties, condition (financial or otherwise) or business of the Company.

          (c) Since the Balance Sheet Date, the Company has conducted its business in all material respects only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 2.7(c), the Company has not:

     (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity;

     (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities;

     (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

     (iv) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;

     (v) undertaken or committed to undertake capital expenditures exceeding $100,000 for any single project or related series of projects or $250,000 in the aggregate;

     (vi) made charitable donations in excess of $10,000 in the aggregate;

     (vii) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for (A) liens for taxes and other governmental charges and assessments which are not yet due and payable, (B) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (C) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection (each, a “Permitted Encumbrance”);

     (viii) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

     (ix) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations;

     (x) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

     (xi) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

     (xii) instituted any increase in any compensation payable to any employee, director or consultant of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company except, in case of employees other than directors or officers, salary increases in connection with annual or periodic compensation reviews in the ordinary course of business consistent with the Company’s past practice;

     (xiii) made any Tax election or settled or compromised any material federal, state, local or foreign income Tax liability;

     (xiv) prepared or filed any Tax Return (as hereinafter defined) inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

     (xv) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Financial Statements;

     (xvi) made any payment with respect to any Defined Liabilities other than the payment of $103,000 to Branch Banking & Trust of Virginia, in satisfaction of all amounts owing hereto; or

     (xvii) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice or agreed or committed to do or authorized any of the foregoing.

          Section 2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8, the Company is not subject to any liability (including, without limitation, unasserted claims,

whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date.

          Section 2.9 Governmental Permits. The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called “Company Permits”). Complete and correct copies of all of the Company Permits have been delivered by the Company to Buyer.

          The Company has fulfilled and performed its obligations under each of the material Company Permits, and each of the material Company Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity.

          Section 2.10 Taxes.

          (a) Except as set forth in Schedule 2.10(a), (i) each of the Company and each Company Group (as hereinafter defined) has timely filed all Tax Returns required to have been filed; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company and each Company Group for the periods covered thereby and all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company or any Company Group have been timely paid; (iv) none of the Company or any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes, which waiver or request is currently in effect; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or any Company Group and no basis exists therefor; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements (as hereinafter defined) and Tax indemnity arrangements (in each case to which the Company is or becomes a party) will terminate prior to the Closing and the Company will have no liability thereunder on or after the Closing; (viii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (ix) all Taxes which the Company or any Company Group is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; (x) the charges, accruals and reserves in respect of Taxes on the Balance Sheet are adequate to provide for all unpaid Taxes of the Company as of the Balance Sheet Date; (xi) none of the Company or any member of any Company Group is currently the beneficiary of any extension of time within which to file any Tax Return; (xii) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (xiii) during the last three years, the Company has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; (xiv) no income or gain of the Company (or any predecessor) has been deferred pursuant to Treasury Regulation §§ 1.1502-13 or 1.1502–14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final; and (xv) no excess loss account (as described in Treasury Regulation §§ 1.1502-19 and 1.1502-32) exists with respect to the stock of any Subsidiary of the Company.

          (b) (i) To the extent the Company has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been adequately disclosed to the IRS on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor form) and (ii) none of the items of income, gain, loss, deduction, and credit of the Company (or any predecessor), has been or is expected to be generated by any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has identified (by notice, regulation, other form of published guidance or otherwise) as a “listed transaction” pursuant to Treasury Regulation § 1.6011-4(b)(2).

          (c) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement, other than as set forth in Schedule 2.10(c) with respect to the cancellation of the Options held by James Burke.

          (d) As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit and no acceleration of the vesting or any options, payments or other benefits, will be (or under Section 280G of the Code and the Treasury Regulations thereunder will be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (e) None of the Company or any predecessor of the Company (i) is (and none thereof has ever been), a member of any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or any other group of corporations or entities which files or has filed Tax Returns on a combined, consolidated or unitary basis or (ii) has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law).

          For purposes of this Agreement: (i) “Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing, includes or has included the Company or any Subsidiary of the Company, or any predecessor of the Company or any Subsidiary of the Company (or another such predecessor), or any other group of corporations that, at any time on or before the Closing, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary of the Company, or any predecessor of the Company or any Subsidiary of the Company (or another such predecessor), (ii) “Tax” or “Taxes” means any federal, state, local, foreign or provincial net income or gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including Taxes under Section 59A of the Code), or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Body and any liability of the Company or any Subsidiary of the Company for the payments of amounts with respect payments of a type described in this clause (ii) as a result of being a member of a Company Group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement, (iii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (iv) “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a combined, consolidated or unitary Tax Return which Tax Return includes the Company or any Subsidiary of the Company.

          Section 2.11 Actions, Proceedings and Violations.

          (a) Except as set forth in Schedule 2.11(a), there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company, or against or involving any of the present or former directors, officers, employees, or, to the Knowledge of the Company, consultants, agents or stockholders of the Company, as such, or any of its or their properties, assets or business or any Company Plan (as hereinafter defined). Except as set forth in Schedule 2.11(a), there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its or their present or former directors, officers, employees, or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan and the Company is not aware of any reasonable basis therefore, including without limitation, any actions, suits or claims or legal, administrative or arbitration proceedings or investigations relating to (i) prior employment of any of the Company’s employees, the use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers or (ii) the transactions contemplated by this Agreement and the Seller Ancillary Agreements.

          (b) The Company (i) has not violated its charter, bylaws or other organizational documents, (ii) has complied in, all material respects, with all Requirements of Laws applicable to its properties (and their uses), operations or businesses, and (iii) has not violated any order, judgment, injunction, award or decree of any Governmental Entity. No notice of any such violation or non compliance has been received by the Company.

          (c) For purposes of this Agreement, (i) “Knowledge of the Company” or “Knowledge” means the actual knowledge of the individuals identified in Schedule 2.11(c), and (ii) “Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity or common law.

          Section 2.12 Certain Agreements. Except as set forth in Schedule 2.12, the

Company is not a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or, other than the Options pursuant hereto, the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          Section 2.13 Employee Benefits.

          (a) Each Company Plan is listed in Schedule 2.13(a). With respect to each Company Plan, the Company has delivered to Buyer a true and correct copy of (i) the only annual report (Form 5500) that the Company has filed with the Internal Revenue Service (“IRS”), (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit. Each Company Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained, contributed to, or had any liability under, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). Set forth in Schedule 2.13(a) is a schedule of any service credited to any participant under any Company Plan that exceeds such participant’s actual service with the Company.

          (b) Except as listed in Schedule 2.13(b), with respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law. All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as set forth in Schedule 2.13(b), neither the Company nor any ERISA Affiliate has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

          (c) As used herein, (i) “Company Plan” means a “pension plan” (as defined in

Section 3(2) of ERISA, a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (d) Schedule 2.13(d) contains a list of all (i) employment, compensation and other agreements with current and former employees, consultants and independent contractors providing services to the Company or any ERISA Affiliate, (ii) severance programs and policies of the Company and each ERISA Affiliate with or relating to its current and former employees, consultants and independent contractors, and (iii) plans, programs, agreements and other arrangements of the Company and each ERISA Affiliate with or relating to its current and former employees, consultants and independent contractors containing change of control or similar provisions (collectively, “Company Employment Agreements”). The Company has delivered to Buyer a true and correct copy of each Company Employment Agreement and any amendments thereto. No Company Employment Agreement or Company Plan provides for any payment to a current or former employee, consultant or independent contractor to gross-up or otherwise compensate such person for any tax obligation incurred by such person, including any excise tax obligation under Section 280G of the Code.

          Section 2.14 Worker Safety and Environmental Laws. The properties, assets and past and present operations of the Company have been and are in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials.

          Section 2.15 Labor Matters. Schedule 2.15 contains a true and complete listing of all employees of the Company, their annual salaries and their dates of hire. The Company has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding taxes or penalties for failure to comply with any of the foregoing. The Company is not a party to any collective bargaining agreement or labor contract. The Company is not engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance against the Company by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the

Knowledge of the Company, threatened against or affecting the Company which may interfere with the respective business activities of the Company.

          Section 2.16 Intellectual Property.

          (a) For the purposes of this Agreement, the following terms shall have the meanings indicated:

     (i) “Company Intellectual Property” means Intellectual Property Rights, including Company Registered Intellectual Property Rights (as defined below), that: (1) are embodied in Products; or (2) were developed by or for the Company for use in the conduct of the Business; or (3) are used in or necessary to the conduct of the Business; or (4) are necessary to use Products; or (5) are owned or exclusively licensed by the Company.

     (ii) “Products” means any product or service (including products and services under development) of the Company, including any Technology comprising such products or services.

     (iii) “Intellectual Property Rights” means all of the following: (1) United States, foreign, and international patent applications, utility model applications and patents, as well as related applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (2) know-how and any other confidential or proprietary information that is protected as a trade secret (“Trade Secrets”); (3) copyrights, copyright registrations and applications, and all other corresponding rights throughout the world (“Copyrights”); (4) mask works, mask work applications, mask work registrations, and any equivalent or similar rights in semiconductor masks, layouts, architectures, or topology (“Maskworks”); (5) proprietary industrial designs and any related registrations and applications throughout the world; (6) rights in World Wide Web addresses and domain names and any related applications and registrations, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications and all associated goodwill throughout the world (“Trademarks”); and (7) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

     (iv) “Registered Intellectual Property Rights” means all United States, international, and foreign: (1) Patents, excluding invention disclosures for which there are no associated filed applications; (2) registered Trademarks and applications to register Trademarks, including intent-to-use applications; (3) Copyright registrations and applications to register Copyrights; (4) Maskwork registrations and applications to register Maskworks; and (5) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority for the purpose of creating, obtaining, perfecting or registering such Intellectual Property Rights.

     (v) “Technology” means all of the following: (1) works of authorship, including computer programs, source code, executable code, documentation, designs, files, net lists, and mask works; (2) inventions (whether or not patentable), and improvements; (3) proprietary and confidential information, including technical data, customer and supplier lists, know-how and any other information, to the extent protected as a trade secret; (4) databases, data compilations, data collections, and technical data; (5) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, domain names, tools, methods, and processes; and (6) all instantiations of the foregoing in any form and embodied in any media.

          (b) Schedule 2.16(b) lists all Registered Intellectual Property Rights owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company as of the date of this Agreement (“Company Registered Intellectual Property Rights”) and lists any actual or threatened proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights as of the date of this Agreement. For each item of Company Registered Intellectual Property Rights, Schedule 2.16(b) identifies any assignment of any interests in the item of Company Registered Intellectual Property Rights by the Company, or any co-ownership interests in the item of Company Registered Intellectual Property Rights.

          (c) Schedule 2.16(c) contains a list of all agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities, which relate or pertain to any Intellectual Property or software and are material to the conduct of the Company’s business as currently conducted, to which the Company is a party, showing in each case the parties thereto. Correct and complete copies of all written items identified in Schedule 2.16(c) have been delivered by the Company to Buyer.

          (d) To the Knowledge of the Company, as of the date of this Agreement, each item of Company Registered Intellectual Property Rights, other than pending applications, is valid and subsisting. No item of Company Registered Intellectual Property Rights that consists of a pending Patent application fails to identify all pertinent inventors. Except as set forth in Schedule 2.16(d), no item of Company Registered Intellectual Property Rights has been abandoned, withdrawn, or permitted to lapse. All necessary registration, maintenance, and renewal fees due and payable to date in connection with Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining or maintaining the Company Registered Intellectual Property Rights. Except as set forth on Schedule 2.16(d), and except for any actions prompted by acts of Governmental Bodies or by potentially infringing acts of third parties of which are outside the Knowledge of the Company, after due consultation with employees and/or third party agents of the Company responsible for the administration of such Company Registered Intellectual Property Rights, as of the date of this Agreement, there are no actions that must be taken by the Company within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Company Registered Intellectual Property Rights.

          (e) Except as set forth in Schedule 2.16(e), as of the date of this Agreement, the Company has no Knowledge of information, materials, facts, or circumstances that would constitute prior art or that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable. The Company has not misrepresented, or failed to disclose, or knows of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to the application or that would otherwise, as a matter of law, cause any Company Registered Intellectual Property Right to be rendered unenforceable.

          (f) Except as set forth in Schedule 2.16(f), each item of Company Intellectual Property owned or exclusively licensed by the Company is free and clear of any license grants or other Encumbrances, except for Permitted Encumbrances and except for: (i) non-exclusive software licenses granted to end-user customers in written contracts for end-user customer use of the Products provided to the end-user customer by the Company in the Ordinary Course of Business; (ii) any additional non-exclusive licenses implied by law to end-user customers for use of Products; (iii) any non-exclusive licenses implied by law to visitors of the Company’s website with respect to the display on a visitor’s computer of information posted on the Company’s website; and (iv) any rights retained by the owner of any Company Intellectual Property that is exclusively licensed to the Company. Nothing with respect to the Company Intellectual Property and items identified in Schedule 2.16(f), nor any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any other intellectual property of any third party, shall restrict the Company’s right, power and authority to execute and deliver this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to comply with or fulfill the terms, conditions or provisions hereof or thereof. Except as set forth in Schedule 2.16(f) (which will distinguish between nonexclusive and exclusive licenses), the Company is the exclusive owners of all Company Intellectual Property. The Company has the sole and exclusive right to bring actions for management or unauthorized use of the Company Intellectual Property that is either owned by, or within the scope of an exclusive license to, the Company (including the right to seek past and future damages). Except as set forth in Schedule 2.16(f), no item of Company Intellectual Property that is either owned by, or within the scope of an exclusive license to, the Company is subject to any offer or commitment to offer, arising from participation in any technical standards consortium or other standards body, to license such Company Intellectual Property.

          (g) Except as set forth on Schedule 2.16(g), all Company Intellectual Property used in or necessary to the conduct of the Business as presently conducted and all Products were created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights in such Company Intellectual Property, including all Intellectual Property Rights, to the Company, and no third party owns or has any such rights to any of the Company Intellectual Property.

          (h) The Company has taken steps that are commercially reasonable to protect the Company Intellectual Property Rights in confidential information or proprietary information owned or exclusively licensed by the Company, and has taken commercially reasonable steps to prevent any disclosure by Company of any third party information provided to the Company under an obligation of confidentiality. Without limiting the foregoing, the Company has and enforces, a policy requiring each employee to execute, prior to commencing employment, a proprietary information, confidentiality, and assignment agreement, substantially in the form attached as Schedule 2.16(h) (the “Company Proprietary Information Agreement”), and all current and former employees of the Company executed the Company Proprietary Information Agreement prior to commencing employment. The Company Proprietary Information Agreement is sufficient to vest in the Company title to all Technology and related Intellectual Property Rights created by an employee within the scope of employment with the Company. The Company is not in material breach of the terms of any of the foregoing agreements and, to the Knowledge of the Company, no other party to any such agreement is in material breach of the Company Proprietary Information Agreement.

          (i) Except as set forth on Schedule 2.16(i), the Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is Company Intellectual Property owned or exclusively licensed by the Company, or any Products or portion thereof, to any third party.

          (j) Except as set forth on Schedule 2.16(j), Company Intellectual Property constitutes all the Intellectual Property Rights used in or necessary to the conduct of the Business as it is currently conducted.

          (k) The contracts listed in Schedule 2.16(k) are all written contracts to which the Company is a party pursuant to which the Company acquires rights to any Company Intellectual Property which is material to the Business. Except as set forth in Schedule 2.16(k), the Company is not in material breach of any of the foregoing contracts and, to the Knowledge of the Company, no other party to any contract is in material breach of the foregoing contracts.

          (l) Except as set forth on Schedule 2.16(l), and except for mass-market licenses for software that is both not incorporated into the Products and not used in the manufacture of the Products, no third party who has licensed to the Company any Technology used in the Business or any Company Intellectual Property, has ownership rights, license rights, or any other claim to improvements made by the Company to such Technology or Company Intellectual Property.

          (m) Schedule 2.16(m) lists all written contracts between the Company and any third party under which the Company has, with respect to any infringement or misappropriation of the Intellectual Property Rights of any third party, either: (i) made a representation or warranty; (ii) agreed to, or assumed, any obligation or duty to defend, indemnify, reimburse, or hold harmless any third party; or (iii) assumed or incurred any other obligation or liability. The Company is not currently discharging, or has been called upon to discharge, any such obligation or liability.

          (n) Except as set forth on Schedule 2.16(n) and the next sentence, the Business as conducted in the past has not, and as currently conducted does not, and will not to the extent conducted in the same manner following the Closing, infringe or misappropriate any

Intellectual Property Right of any third party, violate any right to privacy or publicity of any third party, violate any moral rights of any third party, or constitute unfair competition or trade practices. Except as set forth on Schedule 2.16(n), any commercial, off-the-shelf third party office products, such as telephones, fax machines, copiers and personal computers, used in the conduct of the Business as conducted in the past, or and as currently conducted: (i) was acquired in arms length transactions from reputable companies; and (ii) to the Knowledge of the Company does not infringe or misappropriate any Intellectual Property Right of any third party, violate any right to privacy or publicity of any third party, violate any moral rights of any third party, or violate any other rights of any third party. Except as set forth on Schedule 2.16(n), and except for any infringement that arises only as a result of a combination of the Products with equipment not provided by Company to the extent there exist substantial non-infringing uses for such Products apart from such combination, the use of any or all Products has not, does not, and will not, infringe or misappropriate any Intellectual Property Right of any third party.

          (o) Except as set forth on Schedule 2.16(o), the Company has not received notice of any claim, or any basis for any claims, that the operation of the Business or any Products infringes or misappropriates any Intellectual Property Right of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (p) There are no contracts between the Company any third party with respect to Company Intellectual Property under which there is any material dispute regarding the scope of the contract or regarding performance under the contract.

          (q) Except as set forth on Schedule 2.16(q), to the Knowledge of the Company, no third party is infringing or misappropriating any Company Intellectual Property owned or exclusively licensed by Company.

          (r) No Company Intellectual Property owned or, to the Knowledge of the Company, exclusively licensed by the Company or any Products is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner its use, transfer, or licensing by the Company or affects the validity, use, or enforceability of such Company Intellectual Property. To the Knowledge of the Company, no Company Intellectual Property or Products are subject to any outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner its use, enforcement, transfer, or licensing by the Company as authorized by the contracts identified in Schedule 2.16(k).

          (s) No (i) Products or publications, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising, or otherwise violates in any material respect any applicable misappropriation, copyright, moral right, unfair competition, privacy, publicity or any other similar law or regulation.

          (t) All Company Intellectual Property that is either owned by, or within the scope of an exclusive license to, the Company is fully transferable, alienable, or licensable by the Company without restriction and without payment of any kind to any third party. Except as set forth in the contracts identified in Schedule 2.16(k), all Products are fully transferable, alienable, or licensable by the Company, without restriction and without payment of any kind to any third party.

          (u) Except as disclosed in Schedule 2.16(u), neither this Agreement nor the completion of the transactions contemplated by this Agreement, by operation of law or otherwise, of any contracts to which the Company is party, will result in (i) the Company granting to any third party any right to any Technology or Intellectual Property Right owned by, or licensed to, the Company, which right would not have been granted in the absence of this Agreement or the completion of the transactions contemplated hereby, (ii) the Company becoming bound by, or made subject to, any non-compete or other restriction on the operation or scope of their respective businesses to which the Company, as applicable, would not have been bound or subject to in the absence of this Agreement or the completion of the transactions contemplated hereby, or (iii) the Company being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company, respectively, prior to the Closing in the absence of this Agreement or the completion of the transactions contemplated hereby. The Company’s officers and employees have not entered into any agreement while employed by the Company and in the course of their employment relating to the prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company.

          (v) Except as disclosed in Schedule 2.16(v), there are no material design defects in any Products. Except as disclosed in Schedule 2.16(v): (i) each individual version, model and line of the Products for which development is complete, or which otherwise to date has been provided to any reseller, original equipment manufacturer or any other customer of Company, will operate substantially in conformance with all material specifications for such version, model or line; and (ii) to the Knowledge of the Company, each such version, model or line is free from material systemic defects.

          (w) Except as set forth in Schedule 2.16(w), no government funding, facilities, or resources of a university, college, other educational institution or research center or funding from third parties were used in the development of Products, nor in the in the development of Company Intellectual Property that is either owned by or within the scope of an exclusive license to Company, nor in the development by Company of any Company Intellectual Property, and no Governmental Body, university, college, other educational institution, or research center has any claim or right in or to Company Intellectual Property owned or exclusively licensed by the Company, or to any Products. Except as set forth in Schedule 2.16(w), to the Knowledge of the Company, no current or former employee of the Company who contributed to the creation or development of any Company Intellectual Property has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which the employee was also performing services for the Company. Except as set forth in Schedule 2.16(w), neither Company Intellectual Property that is either owned by, or within the scope of an exclusive license to, the Company, nor any Product, has been licensed or otherwise provided to a Governmental Body, nor does the Company have any current obligation to license or assign any Product or other Company Intellectual Property to any Governmental Body.

          (x) Schedule 2.16(x) sets forth all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the

GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License) used by the Company in the conduct of the Business (“Open Source Materials”). Schedule 2.16(x) describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by the Company. Except as set forth in Schedule 2.16(x), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Products, any Company Intellectual Property owned or exclusively licensed by the Company, or any Company Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property; (ii) distributed Open Source Materials in conjunction with any Products, any Company Intellectual Property owned or exclusively licensed by the Company, or any Company Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property; or (iii) used Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Products, any Company Intellectual Property owned or exclusively licensed by the Company, or any Company Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property (including, but not limited to, requiring that any such Products or such Company Intellectual Property be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge).

          (y) Except as set forth in Schedule 2.16(y), the Products and Company Intellectual Property to the extent incorporated into the Products, do not contain any computer code that (i) is designed to disrupt, disable, harm, or otherwise impede in any harmful or improper manner, including aesthetical disruptions or distortions, the operation of the Products or such Company Intellectual Property (e.g., viruses or worms); (ii) is designed to disable the Products, such Company Intellectual Property or any computer system or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (e.g., time bombs, time locks, or drop dead devices); (iii) would permit the Company, or any third party to access the Products, such Company Intellectual Property or any computer system (e.g., traps, access codes, or trap door devices); or (iv) would permit the Company or any third party to track, monitor, or otherwise report the operation and use of the Products or such Company Intellectual Property.

          (z) Except as disclosed in Schedule 2.16(z), neither the Company nor any third party acting on its behalf has disclosed or delivered to any third party (other than employees and independent contractors operating for the Company’s benefit), or permitted the disclosure or delivery to any escrow agent or other third party (other than employees and independent contractors operating for the Company’s benefit, or as required under any patent application identified in Schedule 2.16(b) as Company Registered Intellectual Property Rights) of, any source code portion of the Company Intellectual Property owned or exclusively licensed by the Company or one of its Products. Except as disclosed in Schedule 2.16(z), no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) gives rise to the obligation to make the disclosure or delivery to any third party of any source code portion of the Company Intellectual Property that is either owned by, or within the scope of an exclusive license to, the Company (other than employees and independent contractors operating for the Company’s benefit, or as required under any patent application identified in Schedule 2.16(b) as Company Registered Intellectual Property Rights). Neither the Company nor any third party acting on their behalf has disclosed or delivered to any third party (other than employees and independent contractors operating for the Company’s benefit) any Trade Secrets without a legal obligation to maintain the confidentiality of such Trade Secrets, wherein such legal obligation is memorialized in a written contract identified in Schedule 2.22.

          Section 2.17 Availability of Assets and Legality of Use. Except as set forth in Schedule 2.17, the assets owned or leased by the Company constitute all the assets used in its business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. There are no material services provided by any of the stockholders of the Company or any of their Affiliates to the Company utilizing either (i) assets not owned by the Company as of the Closing or (ii) Persons not employed by the Company. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

          Section 2.18 Real Property. The Company does not own any real property or hold any option to acquire any real property.

          Section 2.19 Real Property Leases. Schedule 2.19 sets forth a list of each lease or similar agreement under which the Company is lessee of, or holds or operates, any real property owned by any third Person. Except as set forth in Schedule 2.19, the Company has the right to quiet enjoyment of all the real property described in such Section of which it is the lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto, and the leasehold or other interest of the Company in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of each such lease or similar agreement has been delivered by the Company to Buyer.

          Section 2.20 Personal Property Leases. Schedule 2.20 contains a list of each lease or other agreement or right, whether written or oral, under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company of rentals of less than $10,000 per year.

          Section 2.21 Title to Assets. The Company has good title to all of its assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 2.21.

          Section 2.22 Contracts. Except as set forth in Schedule 2.22, the Company is not a party to or bound by:

     (i) any contract for the purchase or sale of real property;

     (ii) any contract for the purchase of goods or raw materials requiring one or more payments by the Company in excess of $100,000 individually or in the aggregate;

     (iii) any contract for the sale of goods or services;

     (iv) any contracts relating to the marketing, distribution or manufacturing of products, services, processes or technology, or any OEM contract;

     (v) any contract for the purchase, licensing or development of software to be used by the Company other than contracts for the purchase or licensing of shrink-wrap, off-the-shelf software not involving the payment of more than $20,000 in the aggregate;

     (vi) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company, or any other Persons;

     (vii) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money or the extension of credit by the Company to any other Person;

     (viii) any agreement or understanding with a third party that restricts the Company from carrying on its business anywhere in the world;

     (ix) any contract which provides for, or relates to, any confidentiality arrangement or any non-competition arrangement with any Person, including any current or former officer or employee of the Company;

     (x) any contract or group of related contracts for capital expenditures in excess of $100,000 for any single project or related series of projects;

     (xi) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

     (xii) any contract which involves payments or receipts by the Company of the Company of more than $100,000;

     (xiii) any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in Schedule 2.22) which is material to the Company or its business; or

     (xiv) any contract not made in the ordinary course of business.

          Section 2.23 Status of Contracts. Except as set forth in Schedule 2.23, each of the leases, contracts and other agreements listed in Schedules 2.12, 2.16(b), 2.16(c), 2.16(h), 2.16(k), 2.16(l), 2.16(m), 2.19, 2.20 and 2.22 (collectively, the “Company Agreements”)

constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect and will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, breach or default under, nor, to the Knowledge of the Company, is there or, to the Knowledge of the Company, is there alleged to be any basis for termination of, any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, to the Knowledge of the Company, by any such other party. Complete and correct copies of each of the Company Agreements have heretofore been delivered by the Company to Buyer.

          Section 2.24 Insurance. Schedule 2.24 sets forth a list of insurance maintained, owned or held by the Company, copies of which have been provided to Buyer. All such insurance policies are in full force and effect. To the Knowledge of the Company, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which the Company is normally exposed in the operation of the Business, and are in amounts customarily insured against in operations similar to the Company. The Company has complied with each such insurance policies and has not failed to give any notice or to present any claim thereunder in a due and timely manner.

          Section 2.25 Brokers. No broker, investment banker or other Person, other than the fees and expenses owed to UBS Securities LLC pursuant to that certain letter agreement dated September 3, 2003 a true and complete copy of which has been delivered to Buyer, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Seller.

          Section 2.26 [Intentionally Omitted. ]

          Section 2.27 [Intentionally Omitted. ]

          Section 2.28 Depositaries; Powers of Attorney. Schedule 2.28 sets forth (a) the name and a brief description of all bank accounts, lock-boxes, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities in the name of or owned or controlled by the Company and the names of all persons authorized to draw thereon or to have access thereto and (b) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company (together with a true and complete copy thereof).

          Section 2.29 Absence of Certain Payments. Except as set forth in Schedule 2.29; the Company is not involved in any transaction or other situation with any stockholder, employee, officer, director or Affiliate of the Company which may be generally characterized as a “conflict of interest,” including, but not limited to, direct or indirect interests in the business of any competitors, suppliers or customers thereof, and (b) since the formation of the Company, there have been no situations with respect to the Company which involved or involve (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or to any of the Company’s customers or suppliers, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the receipt of any illegal discounts or rebates or any other violation of the anti-trust laws; or (iv) any investigation by any Governmental Body.

          Section 2.30 Transactions with Affiliates. Except as set forth in Schedule 2.30, there have been no material transactions in respect of the Company between the Company and any Seller, officer, director or other Affiliate of the Company (including spouses, children and other relatives of any of the foregoing).

          Section 2.31 Securities Law Matters.

          (a) Schedule 2.31(a) indicates, opposite the name of each Seller, whether such Seller is an “accredited” investor as such term is defined in Regulation D promulgated pursuant to the Securities Act. Each Seller, by reason of such Seller’s knowledge in business or financial matters is capable of evaluating the merits and risks of Seller’s investment in the Buyer Shares, and making an informed investment decision in connection therewith.

          (b) Each Seller is acquiring or will be acquiring the Buyer Shares for investment for Seller’s own account, not as a nominee or agent, for investment purposes only and not with the view to, or for resale in connection with, any distribution thereof. Each Seller understands that the issuance of the Buyer Shares pursuant hereto has not been, and will not be, registered under the Securities Act by reason of Buyer’s reliance on a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent of the Sellers and the accuracy of the Sellers’ representations as expressed herein. Seller, if other than a natural person, has not been formed for the specific purpose of acquiring the Buyer Shares.

          (c) Each Seller acknowledges that there are substantial restrictions on the transferability of the Buyer Shares; that the Buyer Shares are not, and the Sellers have no right to require that the Buyer Shares be registered under the Securities Act; and that accordingly, each Seller will have to hold the Buyer Shares until the time that such Seller is able to transfer the Buyer Shares in compliance with all securities laws and the terms of this Agreement and the Escrow Agreement.

          (d) Each Seller has had the opportunity to (i) ask questions of, and receive answers from, representatives of Buyer concerning Buyer and the terms and conditions of this transaction, as well as to obtain any information requested by Seller, (ii) to thoroughly review the Buyer SEC Documents, copies of which each Seller acknowledges receiving from Buyer prior the date hereof and (iii) to consult with Seller’s own advisors, including counsel and tax advisors. Seller’s decision to enter into the transactions contemplated hereby is based on Seller’s own evaluation of the risks and merits of the purchase and Buyer’s proposed business activities.

          (e) No Seller is acquiring the Buyer Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation by a person not previously known to such Seller in connection with investments in securities generally.

          (f) Each certificate evidencing any of the Shares shall bear a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES HAVE BEEN REGISTERED UNDER SUCH ACT AND ANY AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND AN OPINION OF COUNSEL HAS BEEN RENDERED TO THE CORPORATION IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION OF SUCH SECURITIES IS NOT REQUIRED UNDER APPLICABLE SECURITIES LAWS”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS OF A STOCK PURCHASE AGREEMENT AND AN ESCROW AGREEMENT, EACH DATED AS OF DECEMBER 30, 2004 AMONG TELLABS, INC. AND THE PARTIES NAMED THEREIN, A COPY OF EACH OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

          Section 2.32 Product Warranty. The technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company have no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith. Buyer has been given a copy of the standard terms and conditions of sale, subscription, license or lease for each of the Company’s products and services and copies of the Company’s standard forms of merchant agreements and professional services agreements. The Company has not agreed to any product or service guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law.

          Section 2.33 Books and Records. The books of account, minute books and stock record books, all of which have been made available to Buyer, have been maintained in accordance with reasonable business practices. The Company’s minute books contain materially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, at which any corporate or shareholder action was taken or approved. There have been no changes, alterations or additions to such minute books and records of the corporate proceedings of the Company or prior to the Closing Date that have not been furnished to Buyer.

          Section 2.34 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.34 contains a complete and accurate list of all Accounts Receivable as of November 30, 2004, which list sets forth the aging of such Accounts Receivable.

          Section 2.35 Inventory. From the Balance Sheet Date, to the Knowledge of the Company, no event (including the passage of time) has occurred that could reasonably require the Company pursuant to GAAP to revalue any of its assets, including writing down the value of capitalized inventory.

          Section 2.36 Representations Complete. None of the representations or warranties of the Sellers contained herein, none of the information contained in the Schedules referred to in Article II, and none of the other information or documents furnished to Buyer or any of its representatives by the Sellers or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect; provided, that representations and warranties which address matters only as of a certain date shall be true and correct in all material respects only as of such certain date. There is no fact which adversely affects or in the future is likely to adversely affect the Company in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

          Section 2.37 Defined Liabilities. The aggregate Defined Liabilities of the Company equal $5,152,000, consisting of (i) an aggregate principal amount of $4,500,000 and $219,000 in accrued and unpaid interest, owing under those certain Promissory notes dated as of July 14, 2003, June 8, 2004 and September 30, 2004, respectively, issued by the Company to Asghar Mostafa and (ii) $433,000 in earned but deferred compensation owing from the Company to Asghar Mostafa. No other amounts are owing from the Company to Asghar Mostafa or any of his Affiliates.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to the Company and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers and agrees as follows:

          Section 3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

          Section 3.2 Authority of Buyer.

          (a) Buyer has the corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (the “Buyer Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

          (b) The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary corporate action on behalf of Buyer’s Board of Directors and do not require any further authorization or consent of Buyer. This Agreement constitutes and each Buyer Ancillary Agreement, when executed and delivered by Buyer and the other parties thereto, will constitute the legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms.

          (c) Assuming the accuracy of the Sellers representations contained in Section 2.31, neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement by Buyer or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:

     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, the Certificate of Incorporation or By-laws of Buyer or any material agreement or any judgment, order, award or decree to which Buyer is a party or any of its properties is subject or by which Buyer is bound; or

     (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory body.

          Section 3.3 Capital Structure. As of the date hereof, the authorized capital stock of Buyer consists of 1,000,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $0.01 par value (the “Buyer Preferred Stock”). At the close of business on December 20, 2004, (i) 462,202,989 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer Common Stock were held in the treasury of Buyer or by Subsidiaries of Buyer, (iii) no shares of Buyer Preferred Stock were issued or outstanding, (iv) 66,947,568 shares of Buyer Common Stock were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire shares of Buyer Common Stock under Buyer’s plans or other arrangements or pursuant to any plans or arrangements assumed by Buyer in connection with any acquisition, business combination or similar transaction (collectively, the “Buyer Stock Plans”), and (v) 153,483 stock appreciation rights granted pursuant to the Buyer Stock Plans were outstanding. As of the date of this Agreement, except as set forth above and, except for the issuance of shares of Buyer Common Stock pursuant to the Buyer Stock Plans, no shares of capital stock or other voting securities of Buyer were issued, reserved for issuance or outstanding. All of the Buyer Shares issuable pursuant to Section 1.3 of this Agreement, will be, when so issued and delivered in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

          Section 3.4 SEC Documents and Other Reports. Buyer has filed all required documents with the Securities and Exchange Commission (the “SEC”) between January 1, 2004 and the date hereof (the “Buyer SEC Documents”). As of their respective dates or, if amended, as of the date of the last amendment, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          Section 3.5 No Finder. Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          Section 3.6 Issuance of Buyer Shares. Assuming the accuracy of the Sellers’ representations and warranties contained in Section 2.31, the offer, issuance and sale of the Buyer Shares at the Closing will be: (i) exempt from the registration and prospectus delivery requirements of the Securities Act, and (ii) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Buyer is acquiring the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

          Section 3.7 No Other Representations. The Buyer acknowledges that, except for the representations and warranties of the Sellers contained in Article II of this Agreement (including the Schedules hereto) and any Seller Ancillary Agreements, the Sellers have not made any representations or warranties, express or implied.

ARTICLE IV
ADDITIONAL AGREEMENTS

          Section 4.1 Covenant Not to Compete or Solicit Business. In furtherance of the sale of the Shares and the Company to Buyer and the cancellation of the Options hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Company and the Business, each of the persons on Schedule 4.1 (collectively the “Restricted Persons”) covenants and agrees that, for a period ending on the third anniversary of the Closing Date, neither such Restricted Person nor any of its Affiliates will:

     (i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the Business anywhere in the world (it being understood by the parties hereto that the Business is not limited to any particular region of the world and that such business may be engaged in effectively from any location in any country); or

     (ii) induce or attempt to persuade any employee, agent or customer of the Company to terminate such employment, agency or business;

provided, however, that nothing set forth in this Section 4.1 shall prohibit the Restricted Persons or their Affiliates from owning not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the National Association of Securities Dealers Automated Quotations (Nasdaq) System. In addition, each of the Restricted Persons covenants and agrees that neither it nor any of its Affiliates will divulge or make use of any trade secrets or other confidential information of the Company other than to disclose such secrets and information to Buyer or its Affiliates.

          In the event any of the Restricted Persons or any Affiliate of Restricted Persons violates any of its obligations under this Section 4.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Restricted Persons acknowledge that a violation of this Section 4.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Restricted Persons therefore agree that in the event of any actual or threatened violation of this Section 4.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Restricted Persons or such Affiliate of Restricted Persons to prevent any violations of this Section 4.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 4.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 4.1, any term, restriction, covenant or promise in this Section 4.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency. Nothing contained in Section 5.4 shall be deemed in any way to limit or restrict Buyer’s rights under this paragraph.

          Section 4.2 Tax Matters.

          (a) (i) Each of the Sellers, jointly and severally, shall be liable for, and pursuant to Article V agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from all Taxes imposed on the Company or for which the Company may otherwise be liable (A) as a result of having been a member of any Company Group (including, without limitation, Taxes for which the Company or any Subsidiary of the Company may be liable pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group or any obligations to contribute to the payment of a Tax determined on a combined, consolidated or unitary basis with respect to any Company Group and any Taxes resulting from the Company or any Subsidiary of the Company ceasing to be a member of any Company Group) or (B) for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that in the case of any taxable year or period that begins before the Closing Date and for which the Tax Return is required to be filed by Buyer pursuant to Section 4.2(b), no Seller shall have any liability under this Section 4.2(a) with respect thereto to the extent of the Taxes shown to be due on such Tax Return when initially filed (or, in the case of any Straddle Period, the portion of such Taxes so shown that are attributable under Section 4.2(a)(iii) to the period ending on and including the Closing Date), it being agreed that this proviso shall not apply to the extent such Taxes so shown are or were (1) income or franchise Taxes that individually or in the aggregate exceed $20,000, (2) not incurred in the ordinary course of the Company’s business, (3) computed by taking into account any deduction for compensation arising as a result of the transactions contemplated by this Agreement, (4) not properly withheld or remitted under applicable law or (5) attributable to the transactions contemplated by this Agreement (Taxes described in this proviso “Accrued Pre-Closing Taxes”). For the avoidance of doubt, the parties agree that for purposes of this Section 4.2(a)(i) Taxes of the Company shall be computed by taking into account the application of any net operating loss carryovers or net capital loss carryovers of the Company available as of the Closing Date (as adjusted from time to time as a result of any audit or other examination affecting the amount thereof), in all cases to the extent such application is permitted under applicable Tax law.

     (ii) Buyer shall be liable for, and pursuant to Article V agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from (A) Taxes imposed on the Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Accrued Pre-Closing Taxes; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify the Sellers against, any Taxes for which the Sellers are liable under this Agreement (including, without limitation, Section 2.10 and Section 4.2(a)(i)).

     (iii) For purposes of paragraphs (a)(i) and (a)(ii) immediately above, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the

Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

     (iv) Each of the Sellers, jointly and severally, shall be liable for, and pursuant to Article V agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

     (v) If any Seller becomes entitled to a refund or credit of Taxes for which it is liable under paragraph (a) to indemnify a Buyer Group Member, and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Company or any Subsidiary of the Company, the Sellers shall promptly pay to Buyer the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made to Buyer is subsequently reduced or disallowed, Buyer shall indemnify and hold harmless the Sellers for any Tax assessed against the Sellers by reason of the reduction or disallowance.

     (vi) On the Closing Date, each Seller shall deliver to Buyer a complete and signed IRS Form W-8 or W-9, whichever is appropriate for such Seller.

          (b) The Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company prior to the Closing Date and the Sellers shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company on or after the Closing Date and Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. The Sellers or Buyer shall reimburse the other party the Taxes for which the Sellers or Buyer is liable pursuant to paragraph (a) of this Section 4.2 but which are payable with any Tax Return to be filed by the other party pursuant to the previous sentence upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by the Sellers or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for filing such Tax Return. All Tax Returns which the Sellers are required to file or cause to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions which would have the effect of deferring income to periods for which Buyer is liable or accelerating deductions to periods for which the Sellers are liable).

          (c) Buyer shall notify the Seller Representative upon receipt by Buyer, any of its Affiliates, or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which the Sellers would be required to indemnify Buyer pursuant to paragraph (a) of this Section 4.2, provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder.

          The Company shall have the sole control in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date; provided, however, that the Seller Representative shall be permitted, at his expense, to be present at, and participate in, any such audit or proceeding.

          (d) After the Closing Date, each of the Sellers and Buyer shall (and shall cause their respective Affiliates to):

     (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a)(iv) of this Section 4.2 (relating to sales, transfer and similar Taxes);

     (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 4.2;

     (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

     (iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

     (v) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Section 4.2; and

     (vi) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

          (e) Notwithstanding anything to the contrary in this Agreement, each of the Sellers, jointly and severally, shall be liable for, and pursuant to Article V agrees to indemnify and hold harmless each Buyer Group Member from and against, any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from Taxes imposed on each Seller as a result of the transactions contemplated by this Agreement.

          (f) Buyer agrees not to make any election under Section 338 of the Code with respect to the purchase of the Shares pursuant to this Agreement without the approval of the Seller Representative which shall not be unreasonably withheld, provided that it shall not be unreasonable if Seller Representative withholds consent if the Sellers would incur a Tax liability as a result of such election by Buyer.

          (g) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 4.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.

          Section 4.3 Use of Name. Each of the Sellers agrees and covenants that from and after the Closing it shall not use the name “Vinci Systems” or a name which includes such name or the name “Vinci” or any variations of such names in connection with any activity conducted by it or any of its Affiliates.

          Section 4.4 Waiver. By execution hereof, the Company and each of the Sellers hereby waives any right of first refusal with respect to, or right to repurchase any, shares of the capital stock of the Company or the Options (or any shares issuable upon the exercise thereof), in each case in connection with the sale of the Shares and the cancellation and termination of the Options contemplated hereby.

          Section 4.5 Employee Benefit Plans. As soon as practicable after the Closing, Buyer shall provide, or shall cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are substantially similar to those made available to similarly situated employees of Buyer. Upon the inclusion of the employees of the Company in any benefits plan maintained or sponsored by Buyer or its Subsidiaries, including, without limitation, any plan or arrangement providing vacation benefits, each Company employee shall receive credit for service prior to the Closing Date with the Company to the same extent such service was counted under any similar or corresponding Buyer plans for the purposes of determining eligibility to participate, vesting and the level of benefits provided. If any such Company employee or their dependents are included in any medical, dental or health plan other than the plan or plans they participated in prior to the Closing Date, the Buyer Plan shall waive all limitations as to pre-existing conditions and waiting periods.

          Section 4.6 Operation of the Company. During the Performance Period, (i) the provisions set forth in Schedule 4.6 shall apply to the operations of the Company and (ii) Sellers shall not take any action inconsistent with such provisions.

          Section 4.7 Acceleration of Performance Conditions. In the event that, during the Performance Period, Buyer, without the consent of the Seller Representative (i) sells, transfers or assigns or otherwise disposes of the material assets of the Company that are necessary for the achievement of the Performance Conditions, in each case in a manner that deprives the Company of the use thereof, (ii) sells more than 50% of the outstanding capital stock of the Company to a party that is not an Affiliate of the Buyer, or (iii) prevents the Sellers from satisfying the Performance Conditions by breaching the covenant contained in Section 4.6, then it shall be deemed that the Sellers have satisfied any remaining Performance Conditions the time for satisfying which has not expired under Section 1.4 as of the date of the occurrence of one of the events described in clauses (i), (ii) and (iii) above.

ARTICLE V
INDEMNIFICATION

          Section 5.1 Indemnification by Sellers.

          (a) Each of the Sellers, jointly and severally, agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

     (i) any breach, or alleged breach, by any Seller of, or any other failure of any Seller or any Restricted Person to perform, any of its covenants, agreements or obligations in this Agreement or in any other agreement executed and delivered by or on behalf of such Seller pursuant to this Agreement; and

     (ii) any breach, or alleged breach, of any warranty or the inaccuracy, or alleged inaccuracy, of any representation of Seller contained or referred to in this Agreement or any certificate or other document delivered by or on behalf of any Seller pursuant to this Agreement;

provided, however, without in any way limiting the Sellers’ indemnification obligations under clause (i) of Section 5.1(a) or under clause (ii) of Section 5.1(a) with respect to the Seller Designated Representations (as hereinafter defined), (x) the Sellers shall indemnify the Buyer Group Members under clause (ii) of Section 5.1(a) (other than with respect to the Seller Designated Representations as to which no such limitation shall apply) only in the event that the aggregate amount (without duplication) of Loss and Expense borne by the Buyer Group Members with respect thereto exceeds $150,000 but if in excess of such amount, then for the amount of such excess. Sellers’ aggregate indemnification liability under clause (ii) of Section 5.1(a) (other than with respect to the Seller Designated Representations as to which no such limitation shall apply) shall be an amount equal to twenty five percent (25%) of the Purchase Price. Each Seller’s (other than Mostafa Group, LLC, as to which this limitation shall not apply) indemnification liability under clause (ii) of Section 5.1(a) (other than with respect to the Seller Designated Representations as to which no such limitation shall apply) shall be an amount equal to twenty five percent (25%) of such Seller’s pro rata portion of the Purchase Price.

          (b) The indemnification provided for in clause (ii) of Section 5.1(a) shall terminate on June 30, 2006 (and no claims shall be made by Buyer under clause (ii) of Section 5.1(a) thereafter), except that the indemnification by the Sellers shall continue in any event as to:

     (i) any breach, or alleged breach, of any warranty or the inaccuracy, or alleged inaccuracy, of any representation of the Sellers set forth in Sections 2.1, 2.3, 2.4, 2.5, 2.21, 2.25, or 2.31 (together with Section 2.10, the “Seller Designated Representations”), as to which no time limitation shall apply, and any breach, or alleged breach, of any warranty or the inaccuracy, or alleged inaccuracy, of any representation of the Sellers set forth in Section 2.10, which shall survive for sixty (60) days after the expiration date of the applicable statute of limitations (including any extensions thereof);

and

     (ii) any Loss or Expense as to which Buyer has notified the Sellers in accordance with the provisions of Section 5.3 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 5.1, as to which the indemnification obligations of the Sellers shall continue until the liability of the Sellers shall have been determined pursuant to this Article V, and the Sellers shall have indemnified and reimbursed Buyer for the full amount of such Loss and Expense in accordance with this Article V.

          (c) If, at the time Buyer is obligated to make a Subsequent Cash Payment in accordance with Section 1.4 hereof, any Claim Notice given by a Buyer Group Member remains unresolved, Buyer shall be entitled to reduce the amount of such Subsequent Cash Payment by Buyer’s good faith reasonable estimate of the maximum aggregate amount of Loss and Expense exposure of the Buyer Group Member to matters reflected in all such unresolved Claim Notices, pending final determination of such matters. If it is finally determined that the Buyer Group Members were not entitled to the full amount of the indemnification reflected in such Claim Notices, Buyer shall promptly thereafter pay to the Seller Representative the appropriate portion of the applicable Subsequent Cash Payments that had been withheld together with Interest thereon. Otherwise Buyer shall retain such amount.

          Section 5.2 Indemnification by Buyer.

          (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

     (i) Any breach, or alleged breach, by Buyer of, or other failure of Buyer to perform, any of its covenants, agreements or obligations in this Agreement or in any other agreement executed and delivered by or on behalf of Buyer pursuant to this Agreement; or

     (ii) Any breach, or alleged breach, of any warranty or the inaccuracy, or alleged inaccuracy, of any representation of Buyer contained or referred to in this Agreement or in any certificate or other document delivered by or on behalf of Buyer pursuant hereto.

provided, however, without in any way limiting Buyer’ indemnification obligations under clause (i) of Section 5.2(a) or under clause (ii) of Section 5.2(a) with respect to the Buyer Designated Representations (as hereinafter defined), (i) the Buyer shall indemnify the Seller Group Members under clause (ii) of Section 5.2(a) (other than with respect to the Buyer Designated Representation as to which no such limitation shall apply) only in the event that the aggregate amount (without duplication) of Loss and Expense borne by the Seller Group Members with respect thereto exceeds $150,000 but if in excess of such amount, then for the amount of such excess, and (ii) Buyer’s aggregate indemnification liability under clause (ii) of Section 5.2 (other than with respect to the Buyer Designated Representation as to which no such limitation shall apply) shall be an amount equal to twenty five percent (25%) of the Purchase Price.

          (b) The indemnification provided for in clause (ii) of Section 5.2 shall terminate on June 30, 2006 (and no claims shall be made by the Sellers under clause (ii) of Section 5.2 thereafter), except that the indemnification by Buyer shall continue in any event as to:

     (i) any breach, or alleged breach, of any warranty or the inaccuracy, or alleged inaccuracy, of any representation of Buyer set forth in Sections 3.1 and 3.3 (the “Buyer Designated Representations”), as to which no time limitation shall apply; and

     (ii) any Loss or Expense of which the Seller Representative has notified Buyer in accordance with the requirements of Section 5.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 5.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article V, and Buyer shall have reimbursed the Sellers for the full amount of such Loss and Expense in accordance with this Article V.

          Section 5.3 Notice and Determination of Claims and Forfeiture Events.

          (a) Any Buyer Group Member or Seller Group Member (the “Claiming Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Claiming Party (the “Indemnifying Party”) and, in the case of any Buyer Group Member, the Escrow Agent, a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. If the Claiming Party is a Buyer Group Member but is not Buyer, the Claim Notice must be accompanied by a certificate from Buyer confirming that the such Claiming Party is a Buyer Group Member.

          (b) In the event of Claim Notice by a Buyer Group Member, unless the Seller Representative shall have delivered an Objection in accordance with Section 5.3(c), the Escrow Agent shall, on the twentieth day (or such earlier day as the Seller Representative shall authorize in writing to the Escrow Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount, deliver to Buyer, for its account or for the account of each Buyer Group Member named in the Claim Notice, such portion of the Cash Escrow Fund, valued in accordance with the Escrow Agreement, with a value equal to the specified amount.

          (c) Until the twentieth day following delivery of a Claim Notice, the Seller Representative may deliver to the Escrow Agent a written objection (an “Objection”) to the claim made in such Claim Notice. At the time of delivery of any Objection to the Escrow Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.

          (d) Upon receipt of an Objection properly made to a Claim Notice, the Escrow Agent shall (i) deliver to Buyer, for its account or for the account of each Buyer Group Member named in the Claim Notice, such portion of the Cash Escrow Fund, valued in accordance with the Escrow Agreement, with a value equal to that portion of the amount subject to the Claim Notice, if any, which is not disputed by the Seller Representative and (ii) designate and segregate out of the assets of the Cash Escrow Fund a portion thereof, valued in accordance with the Escrow Agreement, with a value equal to the amount subject to the Claim Notice which is disputed by the Seller Representative. Thereafter, the Escrow Agent shall not dispose of such segregated portion of the Cash Escrow Fund until the Escrow Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 5.4, or the Escrow Agent shall have received a copy of the written agreement between the Claiming Party and the Seller Representative resolving such dispute and setting forth the amount, if any, which such Claiming Party is entitled to receive. The Escrow Agent will deliver to Buyer, for its account or for the account of each Buyer Group Member entitled to payment, such portion of the Cash Escrow Fund, valued in accordance with the Escrow Agreement, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Seller Representative, promptly after the Escrow Agent’s receipt of such agreement.

          Section 5.4 Resolution of Conflicts; Arbitration.

          (a) The Claiming Party shall deliver a written response to the Seller Representative in respect of any Objection properly delivered by the Seller Representative. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Seller Representative and the Claiming Party, shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims or forfeiture. If the Seller Representative and the Claiming Party, should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the assets from the Cash Escrow Fund in accordance with the terms thereof.

          (b) If no such agreement is reached within such sixty (60) days period, either the Claiming Party, or the Seller Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Buyer and the Seller Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the related Claim Notice shall be binding, and conclusive, and notwithstanding anything in this Section 5.4, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Cash Escrow Fund in accordance therewith.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the CPR rules for non-administered arbitrations then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the CPR, and the expenses, including without limitation, attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

          (d) Nothing contained in this Section 5.4 shall limit Buyer’s rights under Section 4.1 or otherwise obtain equitable or injunctive relief for any breach of this Agreement.

          Section 5.5 Seller Representative. The “Seller Representative” under the Share Escrow Agreement and Power of Attorney and the Option Escrow Agreement and Power of Attorney shall be Asghar Mostafa.

          Section 5.6 [Intentionally Omitted.]

          Section 5.7 Third Party Claims.

          (a) Subject to paragraph (b) of this Section 5.7, the Claiming Party shall have the right to conduct and control, through counsel of its choosing, any third party claim, action or suit, and the Claiming Party may compromise or settle the same; provided, that the Claiming Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Claiming Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. Subject to paragraph (b) of this Section 5.7, any compromise or settlement with respect to a claim for money damages effected after the Indemnifying Party by notice to the Claiming Party shall have disapproved such compromise or settlement shall discharge the Indemnifying Party from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Losses or Expenses under this Article V; provided, however, that approval of such compromise or settlement shall not be unreasonably withheld.

          (b) If the remedy sought in any action or suit referred to in paragraph (a) of this Section 5.7 is solely money damages and will have no continuing effect on the business of the Claiming Party, the Indemnifying Party shall have 30 business days after receipt of the notice referred to in Section 5.3(a) to notify the Claiming Party that it elects to conduct and control such action or suit. If the Indemnifying Party does not give the foregoing notice, the Claiming Party shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its reasonable discretion, and the Indemnifying Party shall, upon request from the Claiming Party, promptly pay to such Claiming Party in accordance with the other terms of this Article V the amount of any Loss and Expense for which indemnification is provided hereunder. If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the Indemnifying Party, the conduct and settlement of such action or suit, and the Claiming Party shall cooperate with the Indemnifying Party in connection therewith; provided that (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Claiming Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Claiming Party; (iii) the Indemnifying Party shall permit the Claiming Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party, but the fees and expenses of such counsel shall be borne by the Claiming Party except as provided in clause (iv) below; and (iv) the Indemnifying Party shall agree promptly to reimburse the Claiming Party for the full amount of any Loss resulting from such action or suit and all related Expenses incurred by the Claiming Party, including fees and expenses of counsel for the Claiming Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party but excluding fees and expenses of counsel for the Claiming Party incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party. So long as the Indemnifying Party is contesting any such action or suit in good faith, the Claiming Party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Claiming Party shall have the right to pay or settle any such action or suit; provided, that in such event the Claiming Party shall waive any right to indemnity therefore by the Indemnifying Party, and no amount in respect thereof shall be claimed as Losses or Expenses under this Article V.

          Section 5.8 Subsequent Dispositions. Buyer’s right to indemnification hereunder shall not be affected by any subsequent disposition of any of the assets of the Company or any of the Shares.

          Section 5.9 No Contribution. Each of the Sellers hereby agrees that such Seller shall have no right, and hereby waives any such rights, to contribution or any other right of recovery from the Company, its successors or assigns in respect of any payments made by such Seller pursuant to the provisions of this Article V or otherwise hereunder. From and after the Closing, the obligations of Seller hereunder are absolute.

          Section 5.10 Certain Conflicts. If there shall be any conflicts between the provisions of this Article V and Section 4.2(c) (relating to Tax contests), the provisions of Section 4.2(c) shall control with respect to Tax contests.

          Section 5.11 Treatments of Payments. Any payment by Buyer or Seller under this Article V shall be treated as an adjustment to the Purchase Price to the extent permitted under applicable provisions of law, and will be computed on an After-Tax Basis.

          Section 5.12 Exclusive Remedies. The remedies provided for in this Agreement and the Escrow Agreement shall be the sole and exclusive remedies of the parties hereto and their assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims for fraud or willful misconduct or waive any equitable remedies to which a party may be entitled.

          Section 5.13 No Double Recovery. Notwithstanding anything herein to the contrary, no Buyer Group Member or Seller Group Member shall be entitled to indemnification or reimbursement under any provision of this Agreement for any Loss or Expense to the extent such Buyer Group Member or other Seller Group Member, as the case may be, has been fully indemnified or reimbursed for such Loss or Expense under any other provision of this

Agreement or the Escrow Agreement.

ARTICLE VI
FORFEITURE EVENTS

          Section 6.1 Notice And Determination Of Forfeiture Events.

          (a) If Buyer wishes to assert that an Individual Forfeiture Event has occurred, it shall give the Escrow Agent and the Sellers Representative a notice (an “Individual Forfeiture Notice”), describing in reasonable detail the facts giving rise to the Individual Forfeiture Event and identifying the Subaccount under which the Escrow Shares are subject to forfeiture. If Buyer wishes to assert that a Total Forfeiture Event (together with any Individual Forfeiture Event, a “Forfeiture Event”) has occurred, it shall give the Escrow Agent and the Sellers Representative a notice (a “Total Forfeiture Notice” and together with any Individual Forfeiture Event, “Forfeiture Notice”), describing in reasonable detail the facts giving rise to the Total Forfeiture Event.

          (b) In the case of a Forfeiture Notice, unless the Seller Representative shall have delivered a Forfeiture Objection in accordance with Section 6.1(c), the Escrow Agent shall, on the twentieth day (or such earlier day as the Seller Representative shall authorize in writing to the Escrow Agent) after receipt of a Forfeiture Notice, deliver to Buyer (i) the certificate or certificates representing the Escrow Shares subject to forfeiture, (ii) any dividends and distributions in respect of the Escrow Shares subject to forfeiture, whether in cash, additional Buyer Shares or other property, received by the Escrow Agent and (iii) all cash proceeds resulting from the sale of any Escrow Shares that would have been otherwise subject to forfeiture, in each case as set forth in the Forfeiture Notice. The certificates representing the Escrow Shares to be delivered in accordance with the Forfeiture Notice shall be duly endorsed by the Escrow Agent in blank or accompanied by stock powers duly executed by the Escrow Agent in blank, in each case, in form satisfactory to Buyer.

          (c) Until the twentieth day following delivery of a Forfeiture Notice, the Seller Representative may deliver to the Escrow Agent a written objection (an “Forfeiture Objection”) to the claim made in such Forfeiture Notice. At the time of delivery of any Forfeiture Objection to the Escrow Agent, a duplicate copy of such Forfeiture Objection shall be delivered to the Buyer.

          (d) Upon receipt of a Forfeiture Objection properly made to a Forfeiture Notice, the Escrow Agent shall (i) deliver to Buyer, for its account, such portion of the Share Escrow Fund, if any, which is not disputed by the Seller Representative and (ii) designate and segregate out of the Share Escrow Fund a portion thereof which is disputed by the Seller Representative. Thereafter, the Escrow Agent shall not dispose of such segregated portion of the Share Escrow fund until the Escrow Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 6.1(e), or the Escrow Agent shall have received a copy of the written agreement between the Buyer and the Seller Representative resolving such dispute and setting forth the amount, if any, which Buyer is entitled to receive. The Escrow Agent will deliver to Buyer, for its account, such portion of the Share Escrow Fund that the Buyer is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Buyer is entitled is established pursuant to an agreement between the Buyer and the Seller Representative, promptly after the Escrow Agent’s receipt of such agreement.

          (e) In the event the Buyer and the Seller Representative are unable to agree as contemplated by Section 6.1(d),

     (i) the Buyer shall deliver a written response to the Seller Representative in respect of any Forfeiture Objection properly delivered by the Seller Representative. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Seller Representative and the Buyer shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to such forfeiture. If the Seller Representative and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the portion of the Share Escrow Fund in accordance with terms thereof;

     (ii) if no such agreement is reached within such sixty (60) days period, either the Buyer or the Seller Representative may, by written notice to the other, demand arbitration of the matter; and in such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Buyer and the Seller Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the related Forfeiture Notice shall be binding, and conclusive, and notwithstanding anything in this Section 6.1, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Share Escrow Fund in accordance therewith; and

     (iii) judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the CPR rules for non-administered arbitrations then in effect of the American Arbitration Association. The non-prevailing party to any arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the CPR, and the expenses, including without limitation, attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

          (f) Nothing contained in this Section 6.1 shall limit Buyer’s rights under Section 4.1 or to otherwise obtain equitable or injunctive relief for any breach of this Agreement.

ARTICLE VII
GENERAL PROVISIONS

          Section 7.1 Survival. All representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article V, the representations and warranties contained in Article II and III shall terminate on June 30, 2006. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article II or III under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 7.1. Except as otherwise provided in Article V, nothing contained in this Agreement shall be construed to terminate or otherwise limit any Claiming Party’s right to indemnification under Article V.

          Section 7.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources or (e) such party is required to disclose pursuant to judicial order or, in the opinion of counsel, pursuant to applicable law or the rules of any national securities association. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 7.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 7.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

          Section 7.3 Governing Law; Venue. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAW PROVISIONS) OF THE STATE OF DELAWARE.

          Section 7.4 Notices. All notices, consents, deliveries, demands, requests or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by messenger or 72 hours after having been sent by registered or certified mail or by private courier or by facsimile transmission addressed as follows:

          If to Buyer to:

Tellabs, Inc.
One Tellabs Center
1415 West Diehl Road
Naperville, Illinois 60563
Attention: General Counsel
Facsimile No.: (630) 798-3231

          with a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Attention: Imad I. Qasim
Facsimile No.: (312) 853-7036

          If to the Sellers or the Seller Representative, to

Vinci Systems, Inc.
8330 Boone Blvd., Suite 500
Vienna, VA 22182
Attention: Asghar Mostafa
Facsimile No.: (703) 448-3799

          with a copy to:

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, VA 22102
Attention: Michael M. Mannix
Facsimile No.: (703) 720-8610

or to such other address (i) as Buyer may indicate to the Seller Representative, or (ii) as the Seller Representative may indicate to Buyer (in the case of the Sellers’ or the Seller Representative’s address), in each case by notice delivered in accordance herewith.

          Section 7.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal heirs, legal representatives, successors and permitted assigns. The Sellers may not assign any of their rights or obligations under this Agreement. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and their legal heirs, legal representatives, successors and assigns permitted by this Section 7.5 any right, remedy or claim under or by reason of this Agreement.

          Section 7.6 Access to Records after Closing.

          (a) For a period of five years after the Closing Date, the Seller Representative shall have reasonable access to all of the books and records of the Company relating to periods prior to the Closing Date to the extent that such access may reasonably be required by the Sellers in connection with their obligations hereunder or the preparation of their federal or state income tax returns, amended returns, any claim for refund or any audit or contest of such returns or claims. Such access shall be afforded by the Company upon receipt of reasonable advance notice and during normal business hours. The Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 7.6(a). If the Company shall desire to dispose of any of such books and records prior to the expiration of such five-year period, the Company shall, prior to such disposition, give the Seller Representative thirty days, at their expense, to segregate and remove such books and records as they may select.

          (b) For a period of five years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records of the Sellers relating in any respect to the Company to the extent such access may reasonably be required by Buyer in connection with its ownership or operation of the Company, including any tax matters relating thereto. Such access shall be afforded by the Sellers upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 7.6(b). If the Sellers shall desire to dispose of any of such books and records prior to the expiration of such five-year period, the Sellers shall, prior to such disposition, give Buyer thirty days, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

          Section 7.7 Entire Agreement; Amendments. This Agreement, the Annexes and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

          Section 7.8 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

          Section 7.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the exclusive benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          Section 7.10 Expenses; Attorneys’ Fees. Each party hereto will pay all of his or its own costs and expenses incident to his or its negotiation and preparation of this Agreement and to his or its performance and compliance with all agreements and conditions contained herein on his or its part to be performed or complied with, including the fees, expenses and disbursements of his or its counsel and accountants. Without limitation of any party’s rights and obligations under Article V, in the event of any dispute, claim, arbitration or litigation with regard to this Agreement, each party hereto will pay all of his or its own costs, fees and expenses of counsel incurred in connection with such dispute, claim, arbitration or litigation.

          Section 7.11 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

          Section 7.12 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Company, the Sellers and Buyer.

          Section 7.13 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 7.13:

          “611 ONT” has the meaning specified in Section 1.4(d)(i).

          “Accounts Receivable” has the meaning specified in Section 2.34.

          “Accrued Pre-Closing Taxes” has the meaning specified in Section 4.2(a)(i).

          “Affiliate” has the meaning specified in Section 2.17.

          “After-Tax Basis” shall mean, with respect to any amount which is to be paid hereunder on an “After-Tax Basis,” an amount which, after subtraction of the amount of all federal, state and foreign Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (i) the increase in federal, state and foreign Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event or occurrence giving rise to such payment (the “Indemnified Event”), and (ii) the reduction in federal, state and foreign Taxes (including estimated Taxes) payable by the recipient for all taxable years ending on or before the end of the taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.

          “Agreement” means this Stock Purchase Agreement dated as of December 30, 2004 among Buyer and the Sellers.

          “Annual Financial Statements” has the meaning specified in Section 2.6.

          “Balance Sheet” has the meaning specified in Section 2.6.

          “Balance Sheet Date” has the meaning specified in Section 2.6.

          “Bank Payoff Letter” means the payoff letter from Branch Banking and Trust Company of VA to the Company in the form attached hereto as Exhibit I.

          “Base Share Cash Price” has the meaning specified in Section 1.3(c).

          “BOM Expenses” has the meaning specified in Section 1.4(c)(i).

          “Business” has the meaning specified in the second recital to this Agreement.

          “Buyer” has the meaning specified in the first paragraph of this Agreement.

          “Buyer Ancillary Agreements” has the meaning specified in Section 3.2(a).

          “Buyer Common Stock” means the common stock of Buyer, par value $0.01.

          “Buyer Designated Representations” has the meaning specified in Section 5.2(b)(i).

          “Buyer Group Members” means Buyer and its Affiliates (including, after the Closing, the Company), directors, officers, employees, agents and their respective successors and assigns.

          “Buyer Preferred Stock” has the meaning specified in Section 3.3.

          “Buyer SEC Documents” has the meaning specified in Section 3.4.

          “Buyer Shares” has the meaning specified in Section 1.3(a)(ii).

          “Buyer Preferred Stock” has the meaning specified in Section 3.3.

          “Buyer Stock Plans” has the meaning specified in Section 3.3.

          “Cash Escrow Amount” has the meaning specified in Section 1.4(a)(ii).

          “Cash Escrow Fund” shall have the meaning set forth in Section 1.8(b).

          “Cash Payments” has the meaning specified in Section 1.3(a)(vi).

          “Cause” means an employee’s (i) commission of an act of fraud, embezzlement, misappropriation, theft, dishonesty or a criminal act constituting a felony under federal or state law, (ii) breach of its obligations under Sections 4.1 or 7.2 of this Agreement, (iii) breach of or willful failure to perform any material covenants under the Proprietary Information and Inventions Agreement with Buyer, (iv) repeated refusal to perform the duties assigned by Buyer or the Company, provided such duties are reasonably consistent with the employee’s employment position, (v) gross negligence or willful misconduct resulting in a loss to Buyer or the Company, or damage to the reputation of Buyer or the Company, (vi) material violation of the employment policies of Buyer or any of its Affiliates or (vii) violation of any statutory or common law duty of loyalty to Buyer or the Company.

          “Claim Notice” has the meaning specified in Section 5.3(a).

          “Claiming Party” has the meaning specified in Section 5.3(a).

          “Class A Shares” has the meaning specified in the first recital of this Agreement.

          “Class B Shares” has the meaning specified in the first recital of this Agreement.

          “Closing” has the meaning specified in Section 1.2.

          “Closing Date” has the meaning specified in Section 1.2.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Company” has the meaning specified in the first recital to this Agreement.

          “Company Agreements” has the meaning specified in Section 2.23.

          “Company Business Personnel” has the meaning specified in Section 2.15.

          “Company Employment Agreements” has the meaning specified in Section 2.13(d).

          “Company Group” has the meaning specified in Section 2.10.

          “Company Intellectual Property” has the meaning specified in Section 2.16(a)(i).

          “Company Permits” has the meaning specified in Section 2.9.

          “Company Plan” has the meaning specified in Section 2.13(c).

          “Company Proprietary Information Agreement” has the meaning specified in Section 2.16(h).

          “Company Registered Intellectual Property Rights” has the meaning specified in Section 2.16(b).

          “Copyrights” has the meaning specified in Section 2.16(a)(iii)(3).

          “Defined Liabilities” has the meaning specified in Section 1.3(c).

          “Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, community property right, covenant, option, rights of first refusal, limitations on voting rights or other encumbrances of any nature whatsoever.

          “ERISA” has the meaning specified in Section 2.13(a).

          “ERISA Affiliate” has the meaning specified in Section 2.13(c).

          “Escrow Account” has the meaning specified in Section 1.8.

          “Escrow Agent” has the meaning specified in Section 1.8.

          “Escrow Agreement” has the meaning specified in Section 1.8.

          “Escrow Shares” has the meaning specified in the Escrow Agreement.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Exercise Factor” has the meaning specified in Section 1.3(c).

          “Expense” means any and all expenses incurred in connection with investigating, preparing, defending, bringing or prosecuting any claim, action, suit or proceeding (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          “Fifth Cash Payment” has the meaning specified in Section 1.3(a)(vi).

          “First Cash Payment” has the meaning specified in Section 1.3(a)(i).

          “Financial Statements” has the meaning specified in Section 2.6.

          “Forfeiture Event” has the meaning specified in Section 6.1(a).

          “Forfeiture Notice” has the meaning specified in Section 6.1(a).

          “Fourth Cash Payment” has the meaning specified in Section 1.3(a)(v).

          “GAAP” has the meaning specified in Section 3.4.

          “Governmental Body” means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

          “Governmental Entity” means any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal.

          “Guarantee” means the guarantee of Asghar Mostafa in the form attached hereto as Exhibit G.

          “Indemnifying Party” has the meaning specified in Section 5.3(a).

          “Individual Forfeiture Event” has the meaning specified in Section 1.4(b).

          “Individual Forfeiture Notice” has the meaning specified in Section 6.1(a).

          “Intellectual Property Rights” has the meaning specified in Section 2.16(a)(iii).

          “Interest” means simple interest at the rate of 3.75% per annum.

          “Interim Balance Sheet” means the unaudited balance sheet of the Company as of November 30, 2004 included in Schedule 2.6.

          “Interim Financial Statements” has the meaning specified in Section 2.6.

          “IRS” has the meaning specified in Section 2.13(a).

          “Knowledge of the Company” has the meaning specified in Section 2.11(c).

          “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, Taxes, deficiencies or other charges, but shall not include Expenses.

          “Maskworks” has the meaning specified in Section 2.16(a)(iii)(4).

          “Material Adverse Change” or “Material Adverse Effect” means, when used with respect to Buyer or the Company, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected to be materially adverse to the business, prospects, assets, liabilities, financial condition or results of operations of Buyer and its Subsidiaries, taken as a single entity, or the Company, as the case may be.

          “Note Payoff Letter” means the payoff letter from Mostafa Venture Fund I, LLC to the Company, in the form attached hereto as Exhibit J.

          “Objection” has the meaning specified in Section 5.3(c).

          “Open Source Materials” has the meaning specified in Section 2.16(x).

          “Options” has the meaning specified in the third recital of this Agreement.

          “Option Escrow Agreement and Power of Attorney” has the meaning specified in Section 1.10(b).

          “Optionholders” has the meaning specified in the third recital to this Agreement.

          “Patents” has the meaning specified in Section 2.16(a)(iii)(1).

          “Payment Account” has the meaning specified in Section 1.4(a)(i).

          “Permitted Encumbrance” has the meaning specified in Section 2.7(c)(vii).

          “Person” has the meaning specified in Section 2.17.

          “Performance Conditions” has the meaning specified in Section 1.4.

          “Performance Period” has the meaning specified in Section 1.4.

          “Per Share Cash Price” has the meaning specified in Section 1.3(c).

          “Per Share Stock Price” has the meaning specified in Section 1.3(c).

          “Products” has the meaning specified in Section 2.16(a)(ii).

          “Proprietary Information and Inventions Agreement” means the Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit H.

          “PTO” has the meaning specified in Section 2.16(b).

          “Purchase Price” has the meaning specified in Section 1.3(a).

          “Registered Intellectual Property Rights” has the meaning specified in Section 2.16(a)(iv).

          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any facility of any contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Facility.

          “Requirements of Law” has the meaning specified in Section 2.11(c).

          “Restricted Persons” has the meaning specified in Section 4.1.

          “Schedule” or “Schedules” means the numbered schedules referred to in this Agreement.

          “SEC” has the meaning specified in Section 3.4.

          “Second Cash Payment” has the meaning specified in Section 1.3(a)(iii).

          “Securities Act” means the Securities Act of 1933, as amended.

          “Seller Ancillary Agreements” has the meaning specified in Section 2.5.

          “Seller Designated Representations” has the meaning specified in Section 5.1(b)(i).

          “Seller Group Member” means the Sellers, their Affiliates, employees, agents, attorneys, accountants and consultants and their respective successors and assigns.

          “Seller Representative” has the meaning specified in Section 5.5.

          “Sellers” has the meaning specified in the fifth recital to this Agreement.

          “Share Escrow Agreement and Power of Attorney” has the meaning specified in Section 1.10(a).

          “Share Escrow Fund” has the meaning specified in the Escrow Agreement.

          “Shares” has the meaning specified in the first recital to this Agreement.

          “Stock Option Plan” has the meaning specified in Section 2.4(b).

          “Stock Payment” has the meaning specified in Section 1.3(a)(ii).

          “Stockholders” has the meaning specified in the first recital to this Agreement.

          “Straddle Period” shall mean any taxable year or period beginning before and ending after the Closing Date.

          “Subsequent Cash Payment” has the meaning specified in Section 1.3(a)(vi).

          “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Buyer or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

          “Tax” or “Taxes” has the meaning specified in Section 2.10.

          “Tax Return” has the meaning specified in Section 2.10.

          “Tax Sharing Arrangement” has the meaning specified in Section 2.10.

          “Third Cash Payment” has the meaning specified in Section 1.3(a)(iv).

          “Technology” has the meaning specified in Section 2.16(a)(v).

          “Total Forfeiture Event” has the meaning specified in Section 1.4(b).

          “Total Forfeiture Notice” has the meaning specified in Section 6.1(a).

          “Trademarks” has the meaning specified in Section 2.16(a)(iii)(6).

          “Trade Secrets” has the meaning specified in Section 2.16(a)(iii)(2).

          “Verizon Delay” has the meaning specified in Section 1.4.

          “Voluntary Departure” means an employee’s voluntary termination of his or her employment with Buyer for any reason other than (i) a material adverse change by Buyer in such employee’s job responsibilities or (ii) a relocation by Buyer of such employee’s principal office by more than 25 miles (other than a relocation to Buyer’s facilities in Ashburn, Virginia), which in either case is without the employee’s consent, is described in a written termination notice which the employee provides to Buyer within 30 days after the occurrence of such event and is not corrected by Buyer within 30 days after Buyer’s receipt of such termination notice.

          Section 7.14 No Public Announcement. No party hereto shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

          Section 7.15 Jurisdiction and Venue; Service of Process.

          (a) Buyer and each of the Sellers hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement, or any of the other agreements or instruments contemplated by this Agreement, or any of the transactions contemplated by this Agreement, to the jurisdiction of the courts of the United States of America located in the State of Illinois and the jurisdiction of the courts of the State of Illinois, said court to be determined by the Person bringing such suit, action or proceedings, and waive any and all objections to jurisdiction that it or he or she may have under the laws of the State of Illinois or the United States. Buyer and each of the Sellers hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, in the State of Illinois and further irrevocably waives any claim that the State of Illinois is not a convenient forum for any such suit, action or proceeding.

          (b) Each Seller hereby irrevocably designates, appoints and empowers Seller Representative as its agent to receive, for and on behalf of such Seller, service of process in any suit, action or proceeding arising out of or related to this Agreement, or any of the other agreements or instruments contemplated by this Agreement, or any of the transactions contemplated by this Agreement (which service shall be deemed completed ten (10) days after delivery thereof to such party served). In addition, service of process on any Seller in any such suit, action or proceeding shall be effective if mailed by certified first class mail, postage prepaid, to the Seller Representative at the address referred to in Section 7.4 with respect to it.

          (c) Each Seller undertakes to enter an unconditional appearance within thirty (30) days after the completion of service as provided for herein or under applicable law if not so provided. Nothing herein shall affect the right to serve process in any other manner permitted by law.

* * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TELLABS, INC.,

a Delaware corporation

By:

Name:
Title:

STOCKHOLDERS

Mostafa Group, LLC
By:

Name:	Asghar Mostafa
Title:	President and Chief Executive Officer

Joseph Kralowetz

Jyoti Athavale

Douglas Ortega

Michael Giovannoni

John Ridgway

Douglas Atkinston

Dyanna Gerber

Tara Greenwood

Signature Page 1

John Burch

OPTIONHOLDERS

Charles Rothrauff

Brendan Mannix

Gananathan Suresh

Hwa-Wei (David) Liu

Keth Bennington

Governor W. Grant

Adam Swanbery

Scott Burk

Emerson Deitz

Peter Randall

Joseph Roesch

James Burke

John Milroth

Signature Page 2

Wen-Bing Shiu

Jeff Rosenwald

Michael Ange

David P. Fredrickson

Jeffrey Noel

John Burch

Guy Merritt

Charles Ryland

Kevin Gemp

Asghar Mostafa hereby agrees to be bound by Section 4.1, and agrees to be bound by Article VII as if he was a Seller.

Asghar Mostafa

Signature Page 3

Form of notarization for limited liability companies:

State of	)
	)	SS.:
County of	)

     On this            day of December 2004, before me, the undersigned, a

Notary Public of said State, duly commissioned and sworn, personally appeared                     , known to me, who, being by me duly sworn, did dispose and say that he is the                      of                      , the limited liability company described in and that executed the within instrument, and that he signed his name thereto by order of the managers and/or the members of said limited liability company.

Notary Public

My Commission Expires:

Form of notarization for individuals:

State of	)
	)	SS.:
County of	)

     On this            day of December 2004, before me, the undersigned,

     a Notary Public of said State, duly commissioned and sworn, personally appeared

     , known to me to be the person described in and who executed the within instrument, and acknowledged to me that he executed the same and swore to the same.

Notary Public
My Commission Expires

ANNEX A

See Attached.

Annex A-1

ANNEX B

See Attached.

Annex B-1

Exhibit A

BUYER SHARES

See Attached.

Exhibit A-1

Exhibit B

OPINION OF COUNSEL FOR THE COMPANY
AND
SPECIAL COUNSEL TO ASGHAR MOSTAFA

See Attached.

Exhibit B-1

Exhibit C

RELEASE AND WAIVER

See Attached.

Exhibit C-1

Exhibit D

ESCROW AGREEMENT

See Attached.

Exhibit D-1

Exhibit E

SHARE ESCROW AGREEMENT
AND
POWER OF ATTORNEY

See Attached.

Exhibit E-1

Exhibit F

OPTION ESCROW AGREEMENT
AND
POWER OF ATTORNEY

See Attached.

Exhibit F-1

Exhibit G

GUARANTEE

See Attached.

Exhibit G-1

Exhibit H

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

See Attached.

Exhibit H-1

Exhibit I

BANK PAYOFF LETTER

See Attached.

Exhibit I-1

Exhibit J

NOTE PAYOFF LETTER

See Attached.

Exhibit J-1